Exhibit 10.1
SECURED TERM LOAN AGREEMENT
among
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP
and
KEYBANK NATIONAL ASSOCIATION,
and
OTHER LENDERS WHICH MAY BECOME PARTIES TO THIS AGREEMENT
and
KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
with
KEYBANC CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER
Dated as of August 7, 2007

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION	1
§1.1. Definitions	1
§1.2. Rules of Interpretation	22

§2. THE TERM LOAN	23
§2.1. Commitment to Lend	23
§2.2. The Term Notes	23
§2.3. Interest on the Term Loan; Fees	23
§2.4. Request for the Term Loan	25
§2.5. Conversion Options	26
§2.6. [Reserved]	27
§2.7. [Reserved]	27
§2.8. Increase in Total Commitment	27
§2.9. Extension of Term Loan Maturity Date	27

§3. REPAYMENT OF THE TERM LOAN	28
§3.1. Maturity	28
§3.2. Optional Repayments of the Term Loan	28

§4. CERTAIN GENERAL PROVISIONS	28
§4.1. Funds for Payments	28
§4.2. Computations	29

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§4.3. Inability to Determine Libor Rate	29
§4.4. Illegality	30
§4.5. Additional Costs, Etc.	30
§4.6. Capital Adequacy	31
§4.7. Certificate; Limitations	32
§4.8. Indemnity	32
§4.9. Interest on Overdue Amounts; Late Charge	32

§5. COLLATERAL	33
§5.1. Security Interests	33
§5.2. Pledged Equity Properties; Pledged Distributions Properties	33

§6. RECOURSE OBLIGATIONS; JOINT AND SEVERAL LIABILITY	33

§7. REPRESENTATIONS AND WARRANTIES	33
§7.1. Authority, Etc.	33
§7.2. Governmental Approvals	36
§7.3. Title to Properties; Leases	36
§7.4. Financial Statements	37
§7.5. No Material Changes, Etc.	37
§7.6. Franchises, Patents, Copyrights, Etc.	37
§7.7. Litigation	38
§7.8. No Materially Adverse Contracts, Etc.	38
§7.9. Compliance With Other Instruments, Laws, Etc.	38
§7.10 . Tax Status	38
§7.11 No Event of Default	39

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§7.12. Investment Company Acts	39
§7.13. Name; Jurisdiction of Organization; Absence of UCC Financing Statements, Etc.	39
§7.14. Absence of Liens	39
§7.15. Certain Transactions	39
§7.16. Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans	40
§7.17. Regulations U and X	40
§7.18. Environmental Compliance	40
§7.19. Subsidiaries	42
§7.20. Loan Documents	42
§7.21. REIT Status	42
§7.22. Anti-Terrorism Regulations	42

§8. AFFIRMATIVE COVENANTS OF THE BORROWER	43
§8.1. Punctual Payment	43
§8.2. Maintenance of Office; Jurisdiction of Organization, Etc.	43
§8.3. Records and Accounts	44
§8.4. Financial Statements, Certificates and Information	44
§8.5. Notices	46
§8.6. Existence of Borrower; Maintenance of Properties	48
§8.7. Existence of the Trust; Maintenance of REIT Status of the Trust; Maintenance of Properties	49
§8.8. Insurance	49
§8.9. Taxes	49
§8.10. Inspection of Properties and Books	50

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§8.11. Compliance with Laws, Contracts, Licenses, and Permits	51
§8.12. Use of Proceeds	52
§8.13. Additional Borrower; Solvency of Borrower; Removal of Borrower; Addition of Real Estate Asset to Unencumbered Pool	52
§8.14. Further Assurances	53
§8.15. Interest Rate Protection	54
§8.16. Environmental Indemnification	54
§8.17. Response Actions	54
§8.18. Environmental Assessments	55
§8.19. Employee Benefit Plans	55
§8.20. No Amendments to Certain Documents	56

§9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER	56
§9.1. Restrictions on Indebtedness	56
§9.2. Restrictions on Liens, Etc.	58
§9.3. Restrictions on Investments	60
§9.4. Merger, Consolidation and Disposition of Assets; Assets of the Trust	61
§9.5. Compliance with Environmental Laws	62
§9.6. Distributions	62
§9.7. Government Regulation	63

§10. FINANCIAL COVENANTS; COVENANTS REGARDING ELIGIBLE BORROWING BASE PROPERTIES	63
§10.1. Consolidated Total Leverage Ratio	63
§10.2. [Reserved.]	63
§10.3. Fixed Charge Coverage Ratio	63

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§10.4. Net Worth	64
§10.5. Borrowing Base Pool Leverage	64
§10.6. Borrowing Base Pool Debt Service Coverage Ratio	64
§10.7. Occupancy	64

§11. RESERVED	64

§12. CONDITIONS TO THE FIRST ADVANCE	64
§12.1. Loan Documents	64
§12.2. Certified Copies of Organization Documents	65
§12.3. By-laws; Resolutions	65
§12.4. Incumbency Certificate: Authorized Signers	65
§12.5. Opinion of Counsel Concerning Organization and Loan Documents	65
§12.6. Guarantees	66
§12.7. Financial Analysis of Eligible Borrowing Base Properties; Diligence on Eligible Borrowing Base Properties	66
§12.8. Inspection of Eligible Borrowing Base Properties	66
§12.9. Certifications from Government Officials; UCC-11 Reports	66
§12.10. Proceedings and Documents	66
§12.11. Fees	66
§12.12. Closing Certificate	66
§12.13. Other Matters	67

§13. [RESERVED]	67

§14. EVENTS OF DEFAULT; ACCELERATION; ETC.	67
§14.1. Events of Default and Acceleration	67

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§14.2. Default under Property Level Debt	71
§14.3. Remedies	71

15. SECURITY INTEREST AND SET-OFF	72
15.1 Security Interest	72
15.2 Set-Off and Debit	72
15.3 Right to Freeze	73
15.4 Additional Rights	73

§16. THE AGENT	73
§16.1. Authorization	73
§16.2. Employees and Agents	74
§16.3. No Liability	74
§16.4. No Representations	74
§16.5. Payments	75
§16.6. Holders of Notes	76
§16.7. Indemnity	76
§16.8. Agent as Lender	76
§16.9. Notification of Defaults and Events of Default	76
§16.10. Duties in Case of Enforcement	77
§16.11. Successor Agent	77
§16.12. Notices	78

§17. EXPENSES	78

§18. INDEMNIFICATION	79

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§19. SURVIVAL OF COVENANTS, ETC.	80

§20. ASSIGNMENT; PARTICIPATIONS; ETC.	80
§20.1. Conditions to Assignment by Lenders.	80
§20.2. Certain Representations and Warranties; Limitations; Covenants	81
§20.3. Register	81
§20.4. New Notes	82
§20.5. Participations	82
§20.6. Pledge by Lender	83
§20.7. No Assignment by Borrower	83
§20.8. Disclosure	83
§20.9. Syndication	83

§21. NOTICES, ETC.	83

§22. FPLP AS AGENT FOR THE SUBSIDIARY GUARANTORS	86

§23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	86

§24. HEADINGS	87

§25. COUNTERPARTS	87

§26. ENTIRE AGREEMENT, ETC.	87

§27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	87

§28. CONSENTS, AMENDMENTS, WAIVERS, ETC.	88

§29. SEVERABILITY	89

§30. INTEREST RATE LIMITATION	89

§31. USA PATRIOT ACT NOTIFICATION	90

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     Exhibits to Secured Term Loan Agreement
Exhibit A – Form of Term Note
Exhibit B – Form of Completed Loan Request
Exhibit C – Forms of Compliance Certificates
Exhibit D – Form of Assignment and Assumption
Exhibit E – Form of Joinder Agreement

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Schedules to Secured Term Loan Agreement

Schedule 1	Subsidiary Guarantors

Schedule 1A	Borrowing Base Pool

Schedule 2	Lender’s Commitments

Schedule 7.1(b)	Capitalization

Schedule 7.3	Partially-Owned Entities

Schedule 7.7	Litigation

Schedule 7.13	Legal Name; Jurisdiction

Schedule 7.15	Affiliate Transactions

Schedule 7.16	Employee Benefit Plans

Schedule 7.19	Subsidiaries

Schedule 8.19	Employee Benefit Plans

Schedule 9.1(g)	Contingent Liabilities

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SECURED TERM LOAN AGREEMENT
     This SECURED TERM LOAN AGREEMENT is made as of the 7th day of August, 2007, by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower” or “FPLP”), having its principal place of business at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814; KEYBANK NATIONAL ASSOCIATION (“KeyBank”), having a principal place of business at 127 Public Square, Cleveland, Ohio 44114 and the other lending institutions which are as of the date hereof or may become parties hereto pursuant to §20 (individually, a “Lender” and collectively, the “Lenders”); and KEYBANK, as administrative agent for itself and each other Lender (the “Agent”); and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.
RECITALS
     A. The Borrower is primarily engaged in the business of owning, acquiring, developing, renovating and operating office, industrial and so-called flex properties in the Mid-Atlantic region of the United States.
     B. First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”), is the sole general partner of FPLP, holds in excess of 80% of the partnership interests in FPLP as of the date of this Agreement, and is qualified to elect REIT status for income tax purposes and has agreed to guaranty the obligations of the Borrower hereunder and under the other Loan Documents (as defined below).
     C. The Borrower and the Trust have requested, and the Lenders have agreed to establish, a senior secured term loan in favor of the Borrower pursuant to the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree to the terms and conditions of this Agreement as set forth below:
     §1. DEFINITIONS AND RULES OF INTERPRETATION.
     §1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
     AAP Qualification. See §7.6.

     Account Agreement. Collectively, (i) the Account Pledge, Assignment and Control Agreement in favor of the Agent on behalf of the Lenders with respect to the pledged deposit account into which Distributions pledged pursuant to a Distributions Pledge Agreement or an Equity Pledge Agreement will be deposited and (ii) each of the other documents, agreements and instruments, including control agreements, entered into by the Borrower or a Subsidiary Guarantor and/or any financial institution in favor of the Agent on behalf of the Lenders with respect to Distributions.
     Accountants. In each case, independent certified public accountants reasonably acceptable to the Majority Lenders. The Lenders hereby acknowledge that the Accountants may include KPMG LLP and any other so-called “big-four” accounting firm.
     Accounts Payable. Accounts payable of the Borrower, the Trust and their respective Subsidiaries, as determined in accordance with GAAP.
     Adjusted EBITDA. As at any date of determination, an amount equal to (i) Consolidated EBITDA for the applicable period; minus (ii) the Capital Reserve on such date.
     Adjusted Net Operating Income. As at any date of determination, an amount equal to (i) the Net Operating Income of the Borrowing Base Pool for the applicable period; minus (ii) the Borrowing Base Pool Capital Reserve on such date.
     Affiliate. With reference to any Person, (i) any director, officer, general partner, trustee or managing member (or the equivalent thereof) of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any Person directly or indirectly controlling that Person, whether through a management agreement, voting agreement, other contract or otherwise.
     Agent. See the preamble to this Agreement. The Agent shall include any successor agent, as permitted by §16.
     Agent’s Head Office. The Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time, or the office of any successor agent permitted under §16.

     Agreement. This Secured Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended, restated, modified and/or supplemented and in effect.
     Agreement of Limited Partnership of the Borrower. The Amended and Restated Agreement of Limited Partnership of FPLP, dated September 15, 2003, as amended, among the Trust and the limited partners named therein, as amended through the date hereof and as the same may be further amended from time to time as permitted by §8.20.
     Anti-Terrorism Laws. Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act of 2001, 31 U.S.C. Section 5318, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
     Applicable Base Rate Margin. The Applicable Base Rate Margin is set forth in §2.3(c).
     Applicable Libor Margin. The Applicable Libor Margin is set forth in §2.3(c).
     Arranger. KeyBanc Capital Markets.
     Assignment and Assumption. See §20.1.
     Base Rate. As at any applicable date of determination, the higher of (i) the variable per annum rate of interest announced from time to time by KeyBank as its “base rate” and (ii) one half of one percent (1/2%) plus the Federal Funds Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate during an Interest Period shall be effective and result in a corresponding change on the same day in the rate of interest accruing from and after such day on the unpaid balance of principal of the Base Rate Loans, if any, effective on the day of such change in the Base Rate, without notice or demand of any kind.
     Base Rate Loan(s). The portion(s) of the Term Loan bearing interest calculated by reference to the Base Rate.
     Borrower. See the preamble hereto.
     Borrowing Base Pool. As determined from time to time, collectively, the Eligible Borrowing Base Properties that the Borrower has designated in writing to be included in the Borrowing Base Pool, subject to and in accordance with the terms hereof. The Borrowing Base Pool as of the Closing Date is set forth on Schedule 1A.
     Borrowing Base Pool Capital Reserve. As at any date of determination, a capital reserve equal to the total number of square feet of the Eligible Borrowing Base Properties on such date, multiplied by $0.15.
     Borrowing Base Property Conditions. See definition of “Eligible Borrowing Base Property(ies)”.
     Building(s). Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate Assets.
     Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Cleveland, Ohio are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Rate Loans, any day that is a Business Day described in clause (i) and that is also a Libor Business Day.
     Capital Expenditures. Any expenditure for any item that would be treated or defined as a capital expenditure under GAAP.
     Capital Reserve. As at any date of determination, a capital reserve equal to the total number of square feet of the Real Estate Assets on such date, multiplied by $0.15 per annum.
     Capitalization Rate. The Capitalization Rate shall be 8.00%.
     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then actually held by the Borrower or any of its Subsidiaries, (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries and (c) the aggregate amount of cash then actually held by the Borrower or any of its Subsidiaries in the form of tenant security deposits, but only to the extent such tenant security deposits are included as a liability on the Borrower’s Consolidated balance sheet, escrows and reserves. As used in this definition, (i) “unrestricted” means the specified asset is not subject to any Liens in favor of any Person, and (ii) “cash equivalents” means that such asset has a liquid, par value in cash and is convertible to cash on demand. Notwithstanding anything contained herein to the contrary, the term Cash and Cash Equivalents shall not include the Loan.
     CERCLA. See §7.18.
     Closing Date. August 7, 2007.
     Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.
     Collateral. Collectively, the property, rights and interests of the Borrower and the Subsidiary Guarantors which are subject to the security interests and liens created by the Security Documents.
     Commitment. With respect to each Lender, the amount set forth from time to time on Schedule 2 hereto as the amount of such Lender’s Commitment to make the Term Loan to the Borrower, as such Schedule 2 may be updated by the Agent from time to time.
     Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 2 hereto as such Lender’s percentage of the Total Commitment, as such Schedule 2 may be updated by the Agent from time to time.
     Completed Loan Request. A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower, the Trust and their respective Subsidiaries, consolidated in accordance with GAAP in accordance with the terms of this Agreement.
     Consolidated Borrowing Base Indebtedness. As of any date of determination, the aggregate principal amount of (i) the Property Level Debt and (ii) the Obligations outstanding at such time.
     Consolidated EBITDA. In relation to the Borrower, the Trust and their respective Subsidiaries for any applicable period, an amount equal to, without double-counting, the net income or loss of the Borrower, the Trust and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such Consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) real estate depreciation and amortization for such period, and (iv) other non-cash charges for such period; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, in each case adjusted to include the Borrower’s, the Trust’s or any Subsidiary’s pro rata share of EBITDA (and the items comprising EBITDA) from any Partially-Owned Entity in such period, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Borrower, the Trust or such Subsidiary is entitled or for which the Borrower, the Trust or such Subsidiary is obligated based on an arm’s length agreement).
     Consolidated Fixed Charges. For any applicable period, an amount equal to the sum of (i) Consolidated Total Interest Expense for such period plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Borrower, the Trust and their respective Subsidiaries on a Consolidated basis plus (iii) the dividends and distributions, if any, paid or required to be paid during such period on the Preferred Equity, if any, of the Borrower, the Trust and their respective Subsidiaries (other than dividends paid in the form of capital stock).
     Consolidated Gross Asset Value. As of any date of determination, the sum of (i)(x) the Net Operating Income for the most recent fiscal quarter of all of the Real Estate Assets owned by the Borrower and its Subsidiaries for at least two complete fiscal quarters, less the Management Fee Adjustment, with the sum thereof multiplied by (y) 4; with the product thereof being divided by (z) the Capitalization Rate; plus (ii) an amount equal to the Cost Basis Value of Real Estate Assets not owned for two complete fiscal quarters; plus (iii) an amount equal to the Cost Basis Value of Real Estate Assets Under Development on such date, plus (iv) the Cost Basis Value of Land on such date, plus (v) the cost basis of Mortgage Notes on such date, plus (vi) the value of Cash and Cash Equivalents on such date, as determined in accordance with GAAP and approved by the Agent, provided that (i) Net Operating Income from Real Estate Assets included at their Cost Basis Value shall be excluded, and (ii) Net Operating Income from Real Estate Assets sold or otherwise transferred (unless transferred to a member of the Potomac Group (other than the Trust)) during the applicable quarter shall be excluded, with Consolidated Gross Asset Value being adjusted to include the Borrower’s, the Trust’s or any Subsidiary’s pro rata share of Net Operating Income (and the items comprising Net Operating Income) from any Partially-Owned Entity in such period, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Borrower, the Trust or such Subsidiary is entitled or for which the Borrower, the Trust or such Subsidiary is obligated based on an arm’s length agreement).
     Consolidated Tangible Net Worth. As of any date of determination, an amount equal to the Consolidated Gross Asset Value of the Borrower and its Subsidiaries at such date, minus Consolidated Total Indebtedness outstanding on such date, provided that any amounts attributable to Real Estate Assets that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.
     Consolidated Total Indebtedness. As of any date of determination, Consolidated Total Indebtedness means for the Borrower, the Trust and their respective Subsidiaries, all obligations, contingent or otherwise, which should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (i) all Accounts Payable on such date, and (ii) all Indebtedness outstanding on such date, in each case whether Recourse, Without Recourse or contingent, provided, however, that (without double-counting), each of the following shall be included in Consolidated Total Indebtedness: (a) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by the Borrower, the Trust and their respective Subsidiaries, in each case in connection with and guarantying repayment of amounts outstanding under any other Indebtedness; (b) all amounts for which a letter of credit has been issued for the account of the Borrower, the Trust or any of their respective Subsidiaries; (c) all amounts of bonds posted by the Borrower, the Trust or any of their respective Subsidiaries guaranteeing performance or payment obligations; (d) all lease obligations (including under Capital Leases, but excluding obligations under ground leases); and (e) all liabilities of the Borrower, the Trust or any of their respective Subsidiaries as partners, members or the like for liabilities (whether such liabilities are Recourse, Without Recourse or contingent obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above. Without limitation of the foregoing (without double counting), with respect to any Partially-Owned Entity, (x) to the extent that the Borrower, the Trust or any of their respective Subsidiaries or such Partially-Owned Entity is providing a completion guaranty in connection with a construction loan entered into by a Partially-Owned Entity, Consolidated Total Indebtedness shall include the Borrower’s, the Trust’s or such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, the Borrower’s, the Trust’s or such Subsidiary’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) above (other than completion guarantees, which are referred to in clause (x)), the Consolidated Total Indebtedness shall include the portion of the liabilities of such Partially-Owned Entity which are attributable to the Borrower’s, the Trust’s or such Subsidiary’s percentage equity interest in such Partially-Owned Entity or such greater amount of such liabilities for which the Borrower, the Trust or their respective Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of a Partially-Owned Entity shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Partially-Owned Entity being Without Recourse. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (e) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.
     Consolidated Total Interest Expense. For any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double- counting, by the Borrower, the Trust and their respective Subsidiaries during such period on: (i) all Indebtedness of the Borrower, the Trust and their respective Subsidiaries (including the Term Loan, obligations under Capital Leases (to the extent Consolidated EBITDA has not been reduced by such Capital Lease obligations in the applicable period) and any Subordinated Indebtedness and including original issue discount and amortization of prepaid interest, if any, but excluding any Distribution on Preferred Equity), (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Borrower, the Trust or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money.
     Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.5.
     Cost Basis Value. The total contract purchase price of a Real Estate Asset plus all commercially reasonable acquisition costs (including but not limited to title, legal and settlement costs, but excluding financing costs) that are capitalized in accordance with GAAP.
     Default. When used with reference to this Agreement or any other Loan Document, an event or condition specified in §14.1 that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.
     Delinquent Lender. See §16.5(c).
     Disqualifying Environmental Event. Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to any Eligible Borrowing Base Property that could reasonably be expected to cost in excess of $500,000 to remediate or, which, with respect to all of the Eligible Borrowing Base Properties, could reasonably be expected to cost in excess of $1,000,000 in the aggregate to remediate.
     Disqualifying Structural Event. Any structural issue which, with respect to any Eligible Borrowing Base Property, could reasonably be expected to cost in excess of

$500,000 to remediate or, which, with respect to all of the Eligible Borrowing Base Properties, could reasonably be expected to cost in excess of $1,000,000 in the aggregate to remediate.
     Distribution. With respect to any Person, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock or other equity or beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, members or partners as such; or any other distribution on or in respect of any shares of any class of capital stock or other equity or beneficial interest of such Person.
     Distributions Pledge Agreement. The one or more Distributions Pledge Agreements entered into by the Borrower and/or a Subsidiary Guarantor pursuant to which the Pledged Distributions Interests are pledged to the Agent and the Lenders.
     Dollars or $. Lawful currency of the United States of America.
     Drawdown Date. The date on which the Term Loan is made, and the date on which any portion of the Term Loan is converted or continued in accordance with §2.5.
     Eligible Assignee. Any of (a) a commercial bank (or similar financial institution) organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; and (c) a commercial bank (or similar financial institution) organized under the laws of any other country (including the central bank of such country) which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $500,000,000, provided that such bank (or similar financial institution) is acting through a branch or agency located in the United States of America. In no event will the Borrower or any Affiliate of the Borrower be an Eligible Assignee.
     Eligible Borrowing Base Property(ies). As of any date of determination, a Real Estate Asset that: (i) is a Permitted Property, (ii) is wholly-owned in fee simple by the Borrower or a Subsidiary Guarantor, (iii) the Borrower or such Subsidiary Guarantor has total control over all decisions regarding such Real Estate Asset (including the operation, financing and disposition thereof), (iv) is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event, (v) is not subject to any Liens (other than Permitted Liens) or any material title, survey or similar defect, (vi) if owned by any Subsidiary Guarantor, the Equity Interests of such Subsidiary Guarantor are not subject to any Lien in favor of any Person other than the Agent and the Lenders and are not subject to any negative pledge in favor of any Person other than the Agent and the Lenders, and (vii) is not subject to any material default or event of default (including, in any event, (x) any payment default, (y) any financial covenant default and (z) any default as a result of which the Borrower or the applicable Subsidiary has given, or has received, any notice of default or other enforcement action) under any Property Level Loan Documents (the foregoing clauses (i) through (vii) being herein referred to collectively as the “Borrowing Base Property Conditions”).
     Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
     Environmental Laws. See §7.18(a).
     Environmental Reports. See §7.18
     Equity Pledge Agreement. The one or more Equity Pledge Agreements entered into by the Borrower and/or a Subsidiary Guarantor pursuant to which the Pledged Equity Interests are pledged to the Agent and the Lenders.
     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.
     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.
     Event of Default. See §14.1.
     Extension. See §2.9.
     Equity Interests. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
     Federal Funds Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day

(or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from 3 federal funds brokers of recognized standing selected by the Agent.
     Financial Statement Date. March 31, 2007.
     “funds from operations”. As defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect at the applicable date of determination.
     GAAP. Generally accepted accounting principles, consistently applied.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Hazardous Substances. See §7.18(b).
     Implied Debt Service. As at any date of determination, an amount equal to (a) the average amount of Consolidated Borrowing Base Indebtedness outstanding during the applicable period, multiplied by (b) the Mortgage Constant.
     Increase. See §2.8.
     Increase Conditions. The approval of the Agent and the satisfaction of each and all of the following:
(a)	no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to the Increase) and all representations and warranties contained in the Loan Documents shall be true and correct as of the effective date of the Increase (except to the extent that such representations and warranties relate expressly to an earlier date);

(b)	the Increase shall be extended on the same terms and conditions applicable to the Term Loan;

(c)	to the extent any portion of the Increase is committed to by a third party financial institution or institutions not already a Lender hereunder, such financial institution shall be an Eligible Assignee and approved by the Agent (such approval not to be unreasonably withheld or delayed) and each such financial institution shall have signed a counterpart signature page becoming a party to this Agreement and a “Lender” hereunder;

(d)	one or more of the existing Lenders or such other financial institutions which may become parties hereto incident to the Increase have committed in writing pursuant to the terms hereof to lend the full aggregate amount of the Increase; and
(e)	the Borrower shall have delivered new Notes or amended and restated Notes to the extent necessary to reflect each Lender’s Commitment after giving effect to the Increase.
     Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect, including, without limitation, all Obligations and all obligations under any hedge, swap or other interest rate protection arrangement, any forward purchase contract or any put; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursement obligations under letters of credit; and (d) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise.
     Interest Payment Date. As to any portion of the Term Loan, the last day of every calendar month in which such Loan is outstanding, and, in addition, with respect to any Libor Rate Loan, the last day of the applicable Interest Period.
     Interest Period. With respect to any portion of the Term Loan, but without duplication of any other Interest Period, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the following periods (as selected by the Borrower in a Completed Loan Request): (i) for any Base Rate Loan, the calendar month in which such Base Rate Loan is made (whether by borrowing or by conversion from a Libor Rate Loan), and (ii) for any Libor Rate Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such portion of the Term Loan and ending on the last day of the applicable period set forth in (a)(i) and (ii) above (as selected by the Borrower in a Conversion Request); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
     (B) if the Borrower shall fail to give notice of conversion as provided in §2.5, the Borrower shall be deemed to have requested a conversion of the affected Libor Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
     (C) any Interest Period relating to any Libor Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (D) below, end on the last Business Day of a calendar month; and
     (D) no Interest Period may extend beyond the Maturity Date.
     Investments. All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or for the acquisition of Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; (ii) in connection with Real Estate Assets Under Development; and (iii) for the acquisition of any other obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (b) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (c) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
     Joinder Documents. The one or more Joinder Agreements among the Agent (on behalf of itself and the Lenders) and any Wholly-owned Subsidiary which is to become a Subsidiary Guarantor at any time after the Closing Date, the form of which is attached hereto as Exhibit E, together with all other documents, instruments and certificates required by any such Joinder Agreement to be delivered by such Wholly-owned Subsidiary to the Agent and the Lenders on the date such Wholly-owned Subsidiary becomes a Borrower hereunder.
     Land. An undeveloped Real Estate Asset owned in fee by the Borrower.
     Leases. Leases, licenses and other written agreements relating to the use or occupation of space in or on the Buildings or on the Real Estate Assets by persons other than the Borrower or any other member of the Potomac Group.
     Lenders. Collectively, KeyBank and each other lending institution which, as of any date of determination, is a party to this Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §20 or a Person who acquires all or substantially all of the stock or assets of a Lender.
     Libor Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
     Libor Breakage Costs. With respect to any Libor Rate Loan to be prepaid prior to the end of the applicable Interest Period or not borrowed, converted or continued (“drawn” and, with correlative meaning, “draw”) after elected, a prepayment “breakage” fee in an amount, as reasonably determined by the Agent, required to compensate the Lenders for any and all additional losses, costs or expenses that such Lenders incur as a result of such prepayment or failure to borrow, convert or continue a Libor Rate Loan, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits of other funds acquired by any Lender to fund or maintain such Libor Rate Loan.
     Libor Rate. For any Libor Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Libor Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a comparable replacement index. For any period during which a Reserve Percentage shall apply, the Libor Rate with respect to Libor Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     Libor Rate Loan(s). The portion(s) of the Term Loan bearing interest calculated by reference to the Libor Rate.
     Lien. See §9.2.
     Loan Documents. Collectively, this Agreement, the Trust Guaranty, the Subsidiary Guaranties, the Notes, the Security Documents, the Joinder Documents and any and all other agreements, instruments, documents or certificates now or hereafter evidencing or otherwise relating to the Term Loan and executed and delivered by or on behalf of the Borrower or its Subsidiaries or the Trust or its Subsidiaries in connection with or in any way relating to the Term Loan or the transactions contemplated by this Agreement, and all schedules, exhibits and annexes hereto or thereto, as any of the same may from time to time be amended and in effect.
     Loan. The Term Loan or any portion thereof, as the context may require.
     Majority Lenders. As of any date of determination, the Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment.
     Management Fee. For any applicable period, an amount equal to three percent (3%) of revenue.
     Management Fee Adjustment. For any applicable period, the difference between the Management Fee and the Overhead Allocation, expressed as a positive or negative number, as the case may be.
     Maturity Date. August 7, 2010, or such earlier date (or later date pursuant to §2.9) on which the Term Loan shall become due and payable pursuant to the terms hereof. The Maturity Date may be extended to August 7, 2011 in accordance with the terms of §2.9.
     Mortgage Constant. As at any date of determination, a ratio that represents the payment of principal and interest on an amortizing mortgage loan based on (i) an interest rate equal to the greater of (x) the then 10-year treasury rate plus 1.50% and (y) 7.00%, and (ii) a 30-year mortgage-style amortization schedule.
     Mortgage Note(s). A mortgage note, in which the Borrower holds a direct interest as payee, for real estate that is developed, so long as at the relevant date of determination, such Mortgage Note is not in default.

     Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate.
     Net Operating Income. For any period, an amount equal to (i) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets (including, without limitation, real estate taxes, management fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that any rent leveling adjustments shall be excluded from rental income).
     Note Record. A Record with respect to any Note.
     Notes. Collectively, the separate promissory notes of the Borrower in favor of each Lender in substantially the form of Exhibit A hereto, in an aggregate principal amount equal to the Total Commitment in effect from time to time, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Agreement, and completed with appropriate insertions, as each of such notes may be amended, replaced, substituted and/or restated from time to time (including in connection with any Increase).
     Obligations. All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Lenders or the Agent, individually or collectively (but without double-counting), under this Agreement and each of the other Loan Documents and in respect of any of the Term Loan, the Notes and the Security Documents and other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, and including any indebtedness, obligations and liabilities of the Borrower and its Subsidiaries under any Protected Interest Rate Agreement entered into with any Lender.
     Organizational Documents. Collectively, (i) the Agreement of Limited Partnership of FPLP, (ii) the Certificate of Limited Partnership of FPLP, (iii) the Amended and Restated Declaration of Trust of the Trust, (iv) the Amended and Restated By-Laws of the Trust, and (v) all of the partnership agreements, corporate charters and by-laws, limited liability company operating agreements, joint venture agreements or similar agreements, charter documents and certificates or other agreements relating to the formation, organization or governance of the Borrower and each Subsidiary Guarantor, in each case as any of the foregoing may be amended in accordance with §8.20.

     Overhead Allocation. For any period, the amount of corporate overhead included as a property operating expense in lieu of a management fee.
     Partially-Owned Entity(ies). Any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities or Persons in which the Borrower or the Trust, directly, or indirectly through its full or partial ownership of another entity, own an equity interest, but which is not required in accordance with GAAP to be consolidated with the Borrower or the Trust for financial reporting purposes.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Permits. All governmental permits, licenses, and approvals necessary for the lawful operation and maintenance of the Real Estate Assets.
     Permitted Liens. Liens permitted by §9.2.
     Permitted Property. A property which is an income producing office, industrial or a so-called flex property and is located in the State of Maryland, the Commonwealth of Virginia or the District of Columbia.
     Person. Any individual, corporation, general partnership, limited partnership, trust, limited liability company, limited liability partnership, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).
     Pledged Distributions Entity(ies). Collectively, the Subsidiary Guarantors whose Distributions to Borrower or a Wholly-owned Subsidiary of Borrower become Pledged Distributions Interests.
     Pledged Distributions Interests. Collectively, one hundred percent (100%) of the Borrower’s or a Subsidiary Guarantor’s right, title and interest in and to Distributions received from any Pledged Distributions Entity and of the Borrower’s or such Subsidiary Guarantor’s legal, equitable and beneficial right, title and interest in and to Distributions from any Pledged Distributions Entity, together with such additional rights and interests as are not prohibited to be pledged, assigned and/or transferred under the applicable Property Level Loan Documents.
     Pledged Distributions Properties. Collectively, the Eligible Borrowing Base Properties directly or indirectly owned by the Pledged Distributions Entities.

     Pledged Entities. Collectively, (i) the Pledged Distributions Entities and (ii) the Pledged Equity Entities.
     Pledged Equity Entity (ies). Collectively, the Subsidiary Guarantors whose Equity Interests become Pledged Equity Interests.
     Pledged Equity Interests. Collectively, one hundred percent (100%) of the legal, equitable and beneficial ownership interests in any Subsidiary Guarantor that is a direct or indirect owner of an Eligible Borrowing Base Property that are not subject to any Property Level Loan Document which prohibit the pledge, assignment and/or transfer of such interests.
     Pledged Equity Properties. Collectively, the Eligible Borrowing Base Properties directly or indirectly owned by the Pledged Equity Entities.
     Pledged Interests. Collectively, (i) the Pledged Distributions Interests and (ii) the Pledged Equity Interests.
     Pledged Properties. Collectively, (i) the Pledged Distributions Properties and (ii) the Pledged Equity Properties.
     Potomac Group. Collectively, (i) FPLP, (ii) the Trust, (iii) the respective Subsidiaries of FPLP and the Trust and (iv) the Partially-Owned Entities.
     Preferred Equity. Any preferred stock, preferred partnership interests, preferred member interests or other preferred equity interests issued by the Borrower, the Trust or any of their respective Subsidiaries.
     Property Level Debt. Collectively, any Indebtedness secured by a Lien encumbering an Eligible Borrowing Base Property which Lien is permitted pursuant to §9.2(x), provided, however, that in no event shall Property Level Debt include any Indebtedness under the Unsecured Revolver.
     Property Level Loan Documents. Collectively, the agreements, documents and instruments evidencing, securing or otherwise relating to the Property Level Debt to which the holder of such Property Level Debt is a party or intended beneficiary.
     Protected Interest Rate Agreement. An agreement which evidences the interest protection arrangements required by §8.15, and all extensions, renewals, modifications, amendments, substitutions and replacements thereof.
     Rate Period. The period beginning on the first day of any fiscal month following delivery to the Agent of the annual or quarterly financial statements required to be delivered pursuant to §8.4.1(a) or §8.4(b) and ending on the last day of the fiscal month in which the next such annual or quarterly financial statements are delivered to the Agent.
     RCRA. See §7.18.
     Real Estate Assets. The fixed and tangible properties consisting of Land and/or Buildings owned by the Borrower or any of its Subsidiaries at the relevant time of reference thereto, including, without limitation, the Eligible Borrowing Base Properties at such time of reference.
     Real Estate Assets Under Development. Any Real Estate Assets for which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more Buildings or other improvements and for which construction is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business, provided that any such Real Estate Asset (or, if applicable, any Building comprising a portion of any such Real Estate Asset) will no longer be considered a Real Estate Asset Under Development upon the earlier to occur of (i) Stabilization or (ii) the date which is six months after a certificate of occupancy has issued for such Real Estate Asset (or Building) or such Real Estate Asset (or Building) may otherwise be lawfully occupied for its intended use.
     Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.
     Recourse. With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., without limitation, by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).
     REIT. A “real estate investment trust”, as such term is defined in Section 856 of the Code.
     Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     Release. See §7.18(c)(iii).

     Reserve Percentage. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.
     SARA. See §7.18.
     SEC. The Securities and Exchange Commission, or any successor thereto.
     SEC Filings. Collectively, (i) each Form 10-K, 10-Q and Form 8-K filed by the Trust with the SEC from time to time and (ii) each of the other public forms and reports filed by the Trust with the SEC from time to time.
     Security Documents. Collectively, (i) the Equity Pledge Agreement, (ii) the Distributions Pledge Agreement, (iii) the Account Agreement, (iv) any UCC-1 financing statement relating to the Collateral, and (v) each other document, agreement or instrument that at any time evidences the Collateral.
     Stabilization. With respect to any particular Real Estate Asset, the date upon which such Real Estate Asset first becomes 85% occupied.
     Subsidiary. Any corporation, association, partnership, limited liability company, trust, joint venture or other business entity or Person which is required to be consolidated with the Borrower or the Trust in accordance with GAAP.
     Subsidiary Guarantors. Each of the direct and indirect Subsidiaries of the Borrower which either owns an Eligible Borrowing Base Property or which has entered into a Subsidiary Guaranty or any Security Document, as applicable. All of the Subsidiary Guarantors as of the Closing Date are set forth on Schedule 1.
     Subsidiary Guaranty. Collectively, the one or more Subsidiary Guaranties made by certain Subsidiary Guarantors, on a joint and several basis, in favor of the Agent and the Lenders pursuant to which the Subsidiary Guarantors guarantee to the Agent and the Lenders the unconditional payment and performance of the Obligations, as the same may be modified, amended, restated or reaffirmed from time to time.
     Term Loan. The term loan made by the Lenders to the Borrower on the Closing Date pursuant to §2.
     Total Commitment. As of any date, the sum of the then current Commitments of the Lenders. As of the Closing Date, the Total Commitment is $50,000,000. After the Closing Date, the aggregate amount of the Total Commitment may be increased to an amount not exceeding $100,000,000, provided that such Increase is in accordance with the provisions of §2.8.
     Trust. See preamble.
     Trust Guaranty. The Guaranty, dated as of the date hereof, made by the Trust in favor of the Agent and the Lenders pursuant to which the Trust guarantees to the Agent and the Lenders the unconditional payment and performance of the Obligations, as the same may be modified, amended, restated or reaffirmed from time to time.
     Type. As to any portion of the Term Loan, its nature as a Base Rate Loan or a Libor Rate Loan.
     Unanimous Lender Approval. The written consent of each Lender that is a party to this Agreement at the time of reference.
     Unsecured Revolver. The $125,000,000 revolving credit facility pursuant to the Unsecured Revolver Agreement, as the same may be modified, increased, amended or restated from time to time.
     Unsecured Revolver Agreement. The Amended and Restated Revolving Credit Agreement dated as of April 26, 2006, among the Borrower and certain of its Subsidiaries, KeyBank National Association, individually and as administrative agent and certain other lenders, as the same may be modified, increased, amended or restated from time to time.
     Value of Eligible Borrowing Base Properties. At any date of determination, an amount equal to the sum of (i) (x) the Net Operating Income for the most recent fiscal quarter of the Eligible Borrowing Base Properties owned by the Borrower or a Subsidiary Guarantor for at least two complete fiscal quarters, less the Management Fee Adjustment relating to such Eligible Borrowing Base Properties, with the sum thereof multiplied by (y) 4; with the product thereof being divided by (z) the Capitalization Rate, plus (ii) an amount equal to the Cost Basis Value of any Eligible Borrowing Base Property not owned for two complete fiscal quarters, provided that (a) the Net Operating Income attributable to any Eligible Borrowing Base Property sold or otherwise transferred during the applicable period shall be excluded from the calculation of the Value of Eligible Borrowing Base Properties and (b) the Net Operating Income of Eligible Borrowing Base Properties included at their Cost Basis Value shall be excluded.
     Wholly-owned Subsidiary. Any single purpose entity which is a Subsidiary of FPLP and of which FPLP at all times owns directly or indirectly (through a Subsidiary or Subsidiaries) 100% of the outstanding voting or controlling interests and of the economic interests, as a result of which FPLP, directly or indirectly (through a Subsidiary or Subsidiaries) has total control over all decisions regarding such Subsidiary.
     “Without Recourse” or “without recourse”. With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate Asset or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation and misapplication indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and to usual and customary environmental indemnification obligations in connection with such designated Real Estate Asset.
     §1.2. Rules of Interpretation.
     (i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Agreement.
     (ii) The singular includes the plural and the plural includes the singular.
     (iii) A reference to any law includes any amendment or modification to such law.
     (iv) A reference to any Person includes its permitted successors and permitted assigns.
     (v) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.
     (vi) The words “include”, “includes” and “including” are not limiting.
     (vii) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in New York, have the meanings assigned to them therein.
     (viii) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

     (ix) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
     §2. THE TERM LOAN.
     §2.1 Commitment to Lend. Subject to the provisions of §2.4, §12 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to make a term loan to the Borrower on the Closing Date (and thereafter pursuant to Section 2.8 hereof) in an aggregate principal amount equal to such Lender’s Commitment Percentage of the Total Commitment. The outstanding amount of the Term Loan shall not at any time exceed the Total Commitment. In no event shall any Lender be required to fund any amounts in excess of its then-current Commitment.
     The Term Loan shall be made pro rata in accordance with each Lender’s Commitment Percentage. The request for the Term Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 have been satisfied as of the Closing Date, provided that the making of such representation and warranty by the Borrower shall not limit the right of any Lender not to lend if such conditions have not been met. No portion of the Term Loan or other extension of credit shall be required to be made by any Lender unless all of the conditions contained in §12 have been satisfied as of the Closing Date.
     §2.2. The Term Notes. The Term Loan shall be evidenced by the Term Notes. A Term Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made an appropriate notation on such Lender’s applicable Note Record reflecting the making of its portion of the Term Loan or (as the case may be) the receipt of any payment thereon. The outstanding amount of the Term Loan set forth on such applicable Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the rights and obligations of the Borrower hereunder or under any Term Note to make payments of principal of or interest on any Term Note when due.
     §2.3. Interest on the Term Loan; Fees.
          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Base Rate plus the Applicable Base Rate Margin.

          (b) Each Libor Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Libor Rate determined for such Interest Period plus the Applicable Libor Margin.
          (c) With reference to Base Rate Loans and Libor Rate Loans, the “Applicable Base Rate Margin” and the “Applicable Libor Margin” shall be equal to the percentage determined for each Rate Period by reference to the Table below (it being acknowledged that as of the Closing Date, Level a) shall apply):
Table
Applicable Margin

		Applicable
	Applicable	Base Rate
Total Leverage Ratio	Libor Margin	Margin
a) greater than 60%	1.25%	0.25%

b) less than or equal to 60% but greater than 55%	1.10%	0.00%

c) less than or equal to 55% but greater than 50%	1.00%	0.00%

d) less than or equal to 50% but greater than 45%	.90%	0.00%

e) less than or equal to 45% but greater than 40%	.80%	0.00%

f) less than or equal to 40%	.70%	0.00%
For purposes of determining the Applicable Base Rate Margin and the Applicable Libor Margin, the Consolidated Total Leverage Ratio (§10.1 hereof) will be tested quarterly, commencing with the fiscal quarter of the Borrower ending September 30, 2007, based on the annual or quarterly financial statements required to be delivered pursuant to §8.4(a) or 8.4(b), respectively. For purposes of determining the interest rate for any Rate Period hereunder, any interest rate change shall be effective on the first day of the fiscal month immediately following the date on which the financial statements required to be delivered pursuant to §8.4(a) or §8.4(b) are delivered to the Agent, together with a notice to the Agent (which shall be verified by the Agent) specifying any change in the Applicable Base Rate Margin and/or the Applicable Libor Margin. If the Borrower has failed to timely deliver the financial statements required to be delivered by it pursuant to §8.4(a) or §8.4(b), then in addition to the other rights and remedies of the Lenders hereunder, the Applicable Base Rate Margin and the Applicable Libor Margin that are then in effect shall, at the Agent’s discretion, be increased to the next highest level until such financial statements are delivered.
          (d) The Borrower unconditionally promises to pay interest on the Term Loan in arrears on each Interest Payment Date with respect thereto, and when the principal of such Term Loan is due (whether at maturity, by reason of acceleration or otherwise).
     §2.4. Request for the Term Loan.
     The following provisions shall apply to the initial request by the Borrower for the Term Loan:
               (i) The Borrower shall submit a Completed Loan Request to the Agent. The Completed Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Term Loan requested from the Lenders on the Closing Date.
               (ii) The Completed Loan Request shall specify: (1) the principal amount of the Term Loan, (2) the Interest Period applicable to such Term Loan (or portions thereof), and (3) the Type of Loan being requested, and certifying that, after giving effect to such requested Term Loan, no Default or Event of Default will exist under this Agreement or any other Loan Document and that, after giving effect to the Term Loan, the Borrower is in compliance with the covenants set forth in §10 (which calculations required by such covenants shall be submitted with such Completed Loan Request).
               (iii) No Lender shall be obligated to fund any portion of the Term Loan unless:
               (a) a Completed Loan Request has been timely received by the Agent as provided in subsection (i) above; and

               (b) both before and after giving effect to the Term Loan to be made pursuant to the Completed Loan Request, all of the conditions contained in §12 shall have been satisfied as of the Closing Date.
     §2.5. Conversion Options.
          (a) The Borrower may elect from time to time to convert any portion of the outstanding Term Loan to another Type, provided that (i) subject to the further proviso at the end of this §2.5(a) and subject to §2.5(b) and §2.5(d), with respect to any conversion of a Base Rate Loan to a Libor Rate Loan (or a continuation of a Libor Rate Loan, as provided in §2.5(b)), the Borrower shall give the Agent at least three (3) Business Days’ prior written notice of such election, which such notice must be received by the Agent by 10:00 a.m. on any Business Day; and (ii) no Loan may be converted into a Libor Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Term Loan of any Type may be converted as provided herein, provided that each Conversion Request relating to the conversion of a Base Rate Loan to a Libor Rate Loan shall be for an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be irrevocable by the Borrower.
          (b) Any portion of the Term Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Base Rate Loans, automatically and (ii) in the case of Libor Rate Loans by compliance by the Borrower with the notice provisions contained in §2.5(a)(i); provided that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. The Borrower shall notify the Agent promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.
          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any portion of the Term Loan in accordance with the terms hereof, such portion of the Term Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
          (d) The Borrower may not request or elect a Libor Rate Loan pursuant to §2.4, elect to convert a Base Rate Loan to a Libor Rate Loan pursuant to §2.5(a) or elect to continue a Libor Rate Loan pursuant to §2.5(b) if, after giving effect thereto, there would be greater than five (5) Libor Rate Loans then outstanding. Any Loan Request or Conversion Request for a Libor Rate Loan that would create greater than five (5) Libor Rate Loans outstanding shall be deemed to be a Loan Request or Conversion Request for a Base Rate Loan. By way of explanation of the foregoing, in the event that the Borrower wishes to convert or continue two or more portions of the Term Loan into one Libor Rate Loan on the same day and for identical Interest Periods, such Libor Rate Loan shall constitute one single Libor Rate Loan for purposes of this clause (d).
     (e) The Agent will promptly notify each Lender of any Conversion Request received pursuant to §2.5(a) or continuation pursuant to §2.5(b) in accordance with its customary practices.
     §2.6. [Reserved].
     §2.7. [Reserved].
     §2.8. Increase in Total Commitment. At any time (but at least 60 days prior to the Maturity Date), the Borrower shall have the right, upon written notice to the Agent and satisfaction of the Increase Conditions, to cause the Total Commitment to increase by an amount not at any time exceeding $50,000,000 (the “Increase”), in which event Schedule 2 will be deemed to be amended to reflect the increased Commitment of each Lender, if any, that has agreed in writing to an increase and to add any third party financial institution that may have become a party to, and a “Lender” under, this Agreement in connection with the Increase (and the Agent is hereby authorized to effect such amendment on behalf of the Lenders and the Borrower, together with other conforming amendments); provided, however, that it shall be a condition precedent to the effectiveness of the Increase that the Increase Conditions shall have been satisfied. In the event that the Increase results in any change to the Commitment Percentage of any Lender, then on the effective date of such Increase in the Total Commitment (i) any new Lender, and any existing Lender whose Commitment has increased, shall pay to the Agent such amounts as are necessary to fund its new or increased Commitment Percentage of the Term Loan, (ii) the Agent will use the proceeds thereof to pay to all Lenders whose Commitment Percentage is decreasing such amounts as are necessary so that each such Lender’s participation in the existing Term Loan will be equal to its adjusted Commitment Percentage, and (iii) if the effective date of such Increase in the Total Commitment occurs on a date other than the last day of an Interest Period applicable to any outstanding Libor Rate Loan, the Borrower will be responsible for Libor Breakage Costs and any other amounts payable pursuant to §4.8 on account of the payments made pursuant to clause (ii) above. No Lender shall have any obligation to increase its Commitment in connection with the Increase.
     §2.9. Extension of Term Loan Maturity Date. At least 60 days but in no event more than 120 days prior to August 7, 2010, the Borrower, by written notice to the Agent (with copies for each Lender), may request an extension of the Maturity Date by a period of one year from the Maturity Date then in effect (the “Extension”). The Extension shall become effective on August 7, 2010 so long as (i) the Borrower has paid to the Agent on such date, for the ratable accounts of the Lenders, an extension fee in an amount equal to

20 basis points on the Total Commitment in effect on such date, and (ii) no Default or Event of Default has occurred and is continuing on such date and all representations and warranties contained in the Loan Documents are true and correct as of such date (except to the extent that such representations and warranties relate expressly to an earlier date). The notice referred to in the first sentence of this §2.9 shall constitute and shall be deemed to be a certification by the Borrower as to the truth and accuracy of the statements contained in clause (ii) of the preceding sentence. In addition, the Borrower shall deliver to the Agent a Certificate of Compliance certifying compliance with the covenants set forth in §10 as of the date of such Extension.
     §3. REPAYMENT OF THE TERM LOAN.
     §3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all unpaid principal of the Term Loan outstanding on such date, together with any and all accrued and unpaid interest thereon and any and all other unpaid amounts due under this Agreement, the Notes or any other of the Loan Documents.
     §3.2. Optional Repayments of the Term Loan. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loan, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Libor Rate Loans may not be prepaid on a date other than the last day of an Interest Period unless the Borrower pays the Libor Breakage Costs for each Libor Rate Loan so prepaid at the time of such prepayment. The Borrower shall give the Agent (with copies to the Agent for each Lender), no later than 10:00 a.m., Cleveland, Ohio time, at least two (2) Business Days’ prior written notice of any prepayment pursuant to this §3.2 of any Base Rate Loans, and at least four (4) Business Days’ notice of any proposed prepayment pursuant to this §3.2 of Libor Rate Loans, specifying the proposed date of prepayment and the principal amount to be prepaid. Each such partial prepayment of the Term Loan shall be in an amount equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of all charges, if any, outstanding on the Term Loan so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Libor Rate Loans.
     §4. CERTAIN GENERAL PROVISIONS.
     §4.1. Funds for Payments.
          (a) All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders or (as the case may be) the Agent, at the Agent’s

Head Office, in each case in Dollars and in immediately available funds. The Borrower shall make each payment of principal of and interest on the Term Loan and of fees hereunder not later than 12:00 p.m. (Cleveland, Ohio time) on the due date thereof.
          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If the Borrower is compelled by law to make any such deduction or withholding with respect to any amount payable by it hereunder or under any of the other Loan Documents (except with respect to taxes on the income or profits of the Agent or any Lender), the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such deduction or withholding obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent (with copies to the Agent for each Lender) certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
     §4.2. Computations. All computations of interest on Libor Rate Loans and of other fees to the extent applicable shall be based on a 360-day year and all computations of interest on Base Rate Loans shall be based on a 365/366 day year, in each case paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Libor Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records or record attached to any other Note from time to time shall constitute prima facie evidence of the principal amount thereof.
     §4.3. Inability to Determine Libor Rate. In the event, prior to the commencement of any Interest Period relating to any Libor Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Libor Rate that would otherwise determine the rate of interest to be applicable to any Libor Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Lenders. In such event (a) any Conversion Request with respect to Libor Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Libor Rate Loan will automatically, on the last day of the then current

Interest Period applicable thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Libor Rate Loans shall be suspended, in each case unless and until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.
     §4.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Libor Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the obligation of such Lender to make Libor Rate Loans or convert Base Rate Loans to Libor Rate Loans shall forthwith be suspended and (b) such Lender’s Commitment Percentage of Libor Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain Libor Rate Loans. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for Libor Breakage Costs incurred by such Lender in making any conversion required by this §4.4 prior to the last day of an Interest Period.
     §4.5. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders or the Agent with respect to similar loans), shall:
          (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or
          (b) change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on the Term Loan or any other amounts payable to the Agent or any Lender under this Agreement or the other Loan Documents, or
          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
          (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part;
and the result of any of the foregoing is
     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or
     (ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or
     (iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum, provided that such Lender or the Agent is generally imposing similar charges on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.
     §4.6. Capital Adequacy. If any future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders with respect to similar loans) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Loans made or deemed to be made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine reasonably and in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis, and will not charge the Borrower unless it is generally imposing a similar charge on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.
     §4.7. Certificate; Limitations. A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing. Notwithstanding anything to the contrary contained in this Article 4, to the extent reasonably possible, each Lender shall designate an alternate lending office in the continental United States to make the Loans in order to reduce any liability of Borrower to such Lender under §§4.4, 4.5 or 4.6 or to avoid the unavailability of a Libor Rate Loan, so long as such designation is not disadvantageous to such Lender.
     §4.8. Indemnity. In addition to the other provisions of this Agreement regarding such matters, the Borrower agrees to indemnify the Agent and each Lender and to hold the Agent and each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Agent or such Lender may sustain or incur as a consequence of (a) a default by the Borrower in the payment of any principal amount of or any interest on any Libor Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or such Lender to lenders of funds obtained by it in order to maintain its Libor Rate Loans, (b) the failure by the Borrower to make a borrowing or conversion after the Borrower has given the Completed Loan Request for a Libor Rate Loan or a Conversion Request for a Libor Rate Loan, and (c) the making of any payment of a Libor Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent or a Lender to lenders of funds obtained by it in order to maintain any such Libor Rate Loans.
     §4.9. Interest on Overdue Amounts; Late Charge. Notwithstanding anything to the contrary stated herein, upon the occurrence and during the continuance of an Event of Default, at the option of the Majority Lenders, to the extent permitted by applicable law, the unpaid balance of all Obligations shall bear interest at the rate otherwise applicable thereto plus 2%, compounded daily until such Event of Default is cured or waived to the satisfaction of the Agent and the required Lenders. In addition, the Borrower shall pay a late charge equal to five percent (5%) of any amount of interest charges on the Term Loan which is not paid within ten (10) days of the date when due.
     §5. COLLATERAL
     §5.1. Security Interests. The Obligations shall be secured by (i) a perfected first-priority lien on, or security title and security interest to be held by the Agent for the benefit of the Lenders in, the Collateral, and (ii) such additional collateral, if any, as the Agent, for the benefit of the Lenders from time to time may accept as security for the Obligations. The Obligations shall also be guaranteed pursuant to the terms of the Subsidiary Guaranties.
     §5.2. Pledged Equity Properties; Pledged Distributions Properties. No Eligible Borrowing Base Property shall be permitted to be a Pledged Distributions Property unless the applicable Property Level Loan Documents prohibit such Eligible Borrowing Base Property from being a Pledged Equity Property, in which event such Eligible Borrowing Base Property shall be permitted to be a Pledged Distributions Property.
     §6. RECOURSE OBLIGATIONS; JOINT AND SEVERAL LIABILITY. The Obligations are full recourse obligations of the Borrower, and all of the respective assets and properties of the Borrower shall be available for the payment in full in cash and performance of the Obligations. The obligations of the Trust under the Trust Guaranty are full recourse obligations of the Trust, and all of the respective assets and properties of the Trust shall be available for the payment in full in cash and performance thereof. The obligations of the Subsidiary Guarantors under the Subsidiary Guaranty are full recourse obligations of the Subsidiary Guarantors, and all of the respective assets and properties of the Subsidiary Guarantors shall be available for the payment and performance thereof. The liability of the Borrower and each Subsidiary Guarantor shall be joint and several for all Obligations.
     §7. REPRESENTATIONS AND WARRANTIES. The Borrower on its own behalf and on behalf of its Subsidiaries, represents and warrants to the Agent and the Lenders all of the statements contained in this §7.
     §7.1. Authority, Etc.
          (a) Organization: Good Standing.
     (i) FPLP is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization; FPLP has all requisite limited partnership power to own its properties and conduct its business as now conducted and as presently contemplated; and FPLP is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Eligible Borrowing Base Properties owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on its business, operations, assets, condition (financial or otherwise) or properties. Each Subsidiary Guarantor is a limited partnership, general partnership, nominee trust or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state of organization; each such Subsidiary Guarantor has all requisite limited partnership, general partnership, trust, limited liability company or corporate, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and each such Subsidiary Guarantor is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Eligible Borrowing Base Properties owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of such Borrower.
     (ii) the Trust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of the Trust is duly organized, validly existing and in good standing as a corporation, nominee trust, limited liability company, limited partnership or general partnership, as the case may be, under the laws of the state of its organization; the Trust and each of its Subsidiaries has all requisite corporate, trust, limited liability company, limited partnership or general partnership, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Trust is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary, except where a failure to be so qualified in such other would not have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust or any such Subsidiary.
          (b) Capitalization. The outstanding equity of FPLP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable. All of the issued and outstanding general partner interests of FPLP are owned and held of record by the Trust. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire a general partner interest in FPLP. There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on FPLP or the Trust which require or could require FPLP or the Trust to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any general partner interest in FPLP. Except as set forth in the Agreement of Limited Partnership of FPLP, no general partner interests of FPLP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral). FPLP owns, directly or indirectly, 100% (by number of votes or controlling interests) of the outstanding voting interests and of the economic interests in each Subsidiary Guarantor. All of the issued and outstanding equity interests of each Subsidiary Guarantor are owned and held of record by the Persons set forth on Schedule 7.1(b) attached hereto, and all of such equity interests have been duly issued and are outstanding and fully paid and non-assessable. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any Subsidiary Guarantor. There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on any Subsidiary Guarantor which require or could require any Subsidiary Guarantor to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interest of such Subsidiary Guarantor. Except as disclosed on Schedule 7.1(b) attached hereto, no equity interests of any Subsidiary Guarantor are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral). All of the Preferred Equity which exists as of the date of this Agreement, and each of the agreements or other documents entered into and/or setting forth the terms, rights and restrictions applicable to any such Preferred Equity, are listed and described on Schedule 7.1(b) attached hereto. All of the agreements and other documents relating to the Preferred Equity have been furnished to the Agent.
          (c) Due Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, any Subsidiary Guarantor or the Trust is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower, such Subsidiary Guarantor and the Trust, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower, such Subsidiary Guarantor or the Trust and any general partner or manager thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower, such Subsidiary Guarantor or the Trust is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, such Subsidiary Guarantor or the Trust, (iv) do not conflict with any provision of the Organizational Documents of the Borrower, such Subsidiary Guarantor or the Trust or any general partner or manager thereof, (v) do not contravene any provisions of, or constitute Default or Event of Default hereunder or under any Property Level Loan Document, and (vi) will not cause a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower, such Subsidiary Guarantor or the Trust or any of the Borrower’s, such Subsidiary Guarantor’s or the Trust’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower, such Subsidiary Guarantor or the Trust.
          (d) Enforceability. Each of the Loan Documents to which the Borrower, any Subsidiary Guarantor or the Trust is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Borrower, such Subsidiary Guarantor and the Trust, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.
     §7.2. Governmental Approvals. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower or the Trust is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained and delivered to the Agent, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law or deemed appropriate by the Trust.
     §7.3. Title to Properties; Leases.
     The Borrower, each Subsidiary Guarantor and the Trust each has good fee to all of its respective properties, assets and rights of every name and nature purported to be owned by it, including, without limitation, that:
          (a) The Borrower and/or each Subsidiary Guarantor holds good and clear record and marketable fee simple title to the Eligible Borrowing Base Properties and all assets or properties relating thereto, subject to no Liens other than Permitted Liens.
          (b) The Borrower, the Subsidiary Guarantors and the Trust will, as of the Closing Date, own all of the assets as reflected in the financial statements of the Borrower, the Subsidiary Guarantors and the Trust described in §7.4, or acquired since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).
          (c) Each of the direct or indirect interests of the Borrower or any Subsidiary Guarantor in any Partially-Owned Entity is set forth on Schedule 7.3(c) attached hereto, including the type of entity in which the interest is held, the percentage interest owned by the Borrower or such Subsidiary Guarantor in such entity, the capacity in which the Borrower or such Subsidiary Guarantor holds the interest, and the Borrower’s or Subsidiary Guarantor’s ownership interest therein.
     §7.4. Financial Statements. The Borrower has furnished to each of the Lenders (i) the audited consolidated balance sheet of the Trust and its Subsidiaries as of December 31, 2006, and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of the Trust and its Subsidiaries as of the fiscal quarter ended March 31, 2007, and the related unaudited consolidated statements of income, changes in shareholder’s equity and cash flows for the quarter then ended (the “Initial Financials”). Such Initial Financials have been prepared in accordance with GAAP and, with respect to the annual audited statements are accompanied by an auditors’ report prepared without qualification by the Accountants. The Initial Financials fairly present the financial condition of the Trust and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year (or quarter) then ended, subject in the case of interim statements to normal and customary year-end adjustments. There are no contingent liabilities of the Trust or any of its Subsidiaries as of such date known to the officers of the Trust or any of its Subsidiaries not disclosed in the Initial Financials.
     §7.5 No Material Changes, Etc. Since the Financial Statement Date, there has occurred no materially adverse change in the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group. Since the Financial Statement Date and the Closing Date (or such later date upon which a Real Estate Asset became part of the Borrowing Base Pool), there has been no material adverse change to the Net Operating Income of any Real Estate Asset that is part of the Borrowing Base Pool.
     §7.6. Franchises, Patents, Copyrights, Etc. The Borrower, the Trust and each of their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, except where the failure to so possess could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group. The Borrower, the Trust and each of their respective Subsidiaries possess all material Permits relating to each of the Eligible Borrowing Base

Properties. FPLP is pre-approved as a landlord for the United States government by the General Services Administration as part of the General Services Administration’s Advanced Acquisition Program (the “AAP Qualification”).
     §7.7 Litigation. Except as disclosed on Schedule 7.7, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s or the Trust’s knowledge, threatened against the Borrower, the Trust or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected to, either individually or in the aggregate, materially adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group, or materially impair the right of the Trust, FPLP or any other member of the Potomac Group, to carry on its businesses substantially as now conducted by it, or result in any substantial liability not fully covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable consolidated financial statements or SEC Filings of the Borrower and the Trust, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     §7.8. No Materially Adverse Contracts, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably expected in the future to have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group. None of the Borrower, the Trust or any of their respective Subsidiaries is a party to any contract or agreement that has had, or could reasonably be expected to have, any materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group.
     §7.9. Compliance With Other Instruments, Laws, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is in violation of any provision of its partnership agreement, charter or other Organizational Document, as the case may be, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound (including, without limitation, any Property Level Loan Document) or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result, individually or in the aggregate, in the imposition of substantial penalties or materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group.
     §7.10. Tax Status. (i) Each of the Borrower, the Trust and their respective Subsidiaries (a) has made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrower and the Trust and their respective Subsidiaries know of no basis for any such claim.
     §7.11 No Event of Default. No Default or Event of Default has occurred and is continuing.
     §7.12. Investment Company Acts. None of the Borrower, the Trust or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     §7.13. Name; Jurisdiction of Organization; Absence of UCC Financing Statements, Etc. The exact legal name of the Borrower, the Subsidiary Guarantors and the Trust, and their respective jurisdictions of organization, are set forth on Schedule 7.13 attached hereto. Except for Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Eligible Borrowing Base Property, any Pledged Entity or the Equity Interests of any Pledged Entity. Neither the Borrower, any Subsidiary Guarantor nor the Trust has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in the Borrower or any Subsidiary Guarantor, as applicable (including in the case of the Trust, its interests in FPLP).
     §7.14. Absence of Liens. The Borrower or a Subsidiary Guarantor is the owner of the Eligible Borrowing Base Properties free from any Lien, except for Permitted Liens. The Borrower or a Subsidiary Guarantor is the owner of the Pledged Interests free from any Lien, except for Permitted Liens.
     §7.15. Certain Transactions. Except as set forth on Schedule 7.15, none of the officers, partners, directors, or employees of the Trust, the Borrower or any of their Subsidiaries is presently a party to any transaction with the Borrower, the Trust or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower or the Trust, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.
     §7.16. Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Except as disclosed in the SEC Filings or on Schedule 7.16, none of the Borrower, the Trust nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.
     §7.17. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     §7.18. Environmental Compliance. The Borrower has, within the six (6) months prior to the Closing Date, caused Phase I and other environmental assessments or similar assessments (collectively, the “Environmental Reports”) to be conducted to investigate the past and present environmental condition and usage of the Real Estate Assets, true and complete copies of which have been delivered to the Agent. To the Borrower’s knowledge, except as otherwise expressly specified in the Environmental Reports, the Borrower makes the following representations and warranties:
          (a) None of the Borrower, its Subsidiaries, the Trust or any operator of the Real Estate Assets or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Eligible Borrowing Base Properties.
          (b) None of the Borrower, the Trust or any of their respective Subsidiaries has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, the Trust or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Eligible Borrowing Base Properties.
          (c) (i) No portion of the Real Estate Assets has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate Assets except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, the Trust, their respective Subsidiaries or the operators of their respective properties or any ground or space tenants on any Real Estate Asset, no Hazardous Substances have been generated or are being used on such Real Estate Asset except in accordance with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate Assets in violation of applicable Environmental Laws, (iv) there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of any of the Real Estate Assets which, through soil or groundwater contamination, may have come to be located on such Real Estate Asset, and (v) to the best of Borrower’s Knowledge, any Hazardous Substances that have been generated on any of the Real Estate Assets during ownership thereof by the Borrower, the Trust, their respective Subsidiaries or the operations of their respective properties have been transported off-site only in compliance with all applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Eligible Borrowing Base Properties.
          (d) None of the Borrower, the Trust or any of the Real Estate Assets is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.
     §7.19. Subsidiaries. Schedule 7.19 sets forth, as of the Closing Date, all of the respective Subsidiaries of FPLP, each Subsidiary Guarantor and the Trust.
     §7.20. Loan Documents. All of the representations and warranties by or on behalf of the Borrower and the Trust and their respective Subsidiaries made in this Agreement and in the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.
     §7.21. REIT Status. The Trust has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax years ending December 31, 2003, December 31, 2004, December 31, 2005 or December 31, 2006, or from maintaining such qualification at all times during the term of this Agreement.
     §7.22. Anti-Terrorism Regulations.
          (a) General. Neither the Borrower, the Trust nor any Affiliate thereof is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) Executive Order No. 13224. Neither Borrower, the Trust nor any Affiliate thereof is any of the following (each a “Blocked Person”):
          (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

          (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
          (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
          (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
          (vi) a person or entity who is affiliated or associated with a person or entity listed above.
     (c) Neither Borrower, the Trust nor any Affiliate thereof (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
     (d) Neither Borrower, the Trust nor any Affiliate thereof are a “Special Designated National” or “Blocked Person” as those terms are defined in the office of Foreign Asset Control Regulations (31 C.F.R. § 500 et. seq.).
     §8. AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower, on its own behalf and on behalf of its Subsidiaries, covenants and agrees that:
     §8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees, charges and other amounts and Obligations provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement, the Notes and the other Loan Documents.
     §8.2. Maintenance of Office; Jurisdiction of Organization, Etc.. Each of the Borrower, the Subsidiary Guarantors and the Trust will maintain its chief executive office in Bethesda, Maryland, or at such other place in the United States of America as each of them shall designate by written notice to the Agent to be delivered at least thirty (30) days prior to any change of chief executive office, where, subject to §21, notices, presentations and demands to or upon the Borrower, the Subsidiary Guarantors and the

Trust in respect of the Loan Documents may be given or made. Neither the Borrower, any Subsidiary Guarantor or the Trust will change its jurisdiction of organization, name or corporate structure without giving the Agent at least thirty (30) days prior written notice of such change, and, in the case of a change in corporate structure, without the prior written consent of the Agent, which consent may not be unreasonably withheld.
     §8.3. Records and Accounts. Each of the Borrower, the Subsidiary Guarantors and the Trust will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries.
     §8.4. Financial Statements, Certificates and Information. The Borrower will deliver to the Agent:
          (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, the audited consolidated balance sheet of the Trust and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the year then ended, in each case, setting forth in comparative form the figures as of the end of and for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-K of the Trust filed with the SEC for such period and delivered to the Agent), and, in each case, accompanied by an auditor’s report prepared without qualification by the Accountants (and the Borrower also shall deliver the foregoing for FPLP on a consolidated basis); together with (i) a certification by the principal financial or accounting officer of the Borrower and the Trust that the information contained in such financial statements fairly presents the financial position of the Trust and its Subsidiaries on the date thereof (which may be provided by inclusion in the Form 10-K of the Trust filed with the SEC for such period and delivered to the Agent) and (ii) a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default under §10 or otherwise under the provisions of this Agreement relating to the financial condition of the Trust or any of its Subsidiaries, or of any facts or circumstances that would cause the Trust not to continue to qualify as a REIT for federal income tax purposes, or, if such Accountants shall have obtained knowledge of any then existing Default, Event of Default or such facts or circumstances, they shall make disclosure thereof in such statement;
          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its March 31, June 30 and September 30 fiscal quarters, copies of the unaudited consolidated balance sheet of the Trust and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the portion of the Trust’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-Q of the Trust filed with the SEC for such period and delivered to the Agent), together with a certification by the principal financial or accounting officer of the Borrower and the Trust that the information contained in such financial statements fairly presents the financial position of the Trust and its Subsidiaries on the date thereof (which may be provided by inclusion in the Form 10-Q of the Trust filed with the SEC for such period and delivered to the Agent) (subject to year-end adjustments none of which shall be materially adverse and the absence of footnotes) (and the Borrower also shall deliver the foregoing for FPLP on a consolidated basis);
          (c) as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years, a rent roll and operating statement in respect of each Eligible Borrowing Base Property, certified by the chief financial or accounting officer of the Borrower as true and correct;
          (d) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, a rent roll and operating statement in respect of each Eligible Borrowing Base Property, certified by the chief financial or accounting officer of the Borrower as true and correct;
          (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Certificate of Compliance in the form of Exhibit C hereto signed by the chief financial or accounting officer of the Borrower, and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10;
          (f) promptly as they become available, a copy of each report submitted to the Borrower, the Trust or any of their respective subsidiaries by the Accountants in connection with each annual audit of the books of the Borrower, the Trust or such Subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower, the Trust or any such Subsidiary;
          (g) contemporaneously with (or promptly after) the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of the Borrower or any Subsidiary Guarantor for borrowed money (other than the Loans), to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group;

          (h) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Trust;
          (i) unless delivered pursuant to clauses (a) or (b) above, as applicable, as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, copies of the Form 10-K statement filed by the Trust with the SEC for such fiscal year, and as soon as practicable, but in any event not later than fifty (50) days after the end of each fiscal quarter of the Trust copies of the Form 10-Q statement filed by the Trust with the SEC for such fiscal quarter, provided that, in either case, if the SEC has granted an extension for the filing of such statements, the Trust shall deliver such statements to the Agent within ten (10) days after the filing thereof with the SEC;
          (j) in the case of the Borrower and the Trust, as soon as practicable, but in any event not later than thirty (30) days prior to the end of each of their respective fiscal years, a business plan for the next fiscal year (including pro forma projections for such period);
          (k) if requested by the Agent, a certification by the chief financial or accounting officer of the Borrower of the state and federal taxable income of the Trust and its Subsidiaries as of the end of any applicable fiscal year; and
          (l) from time to time such other financial data and other information about the Borrower, the Trust, the Subsidiary Guarantors, their respective Subsidiaries, the Real Estate Assets (including the Eligible Borrowing Base Properties), the Pledged Interests and the Partially-Owned Entities as the Agent or any Lender (through the Agent) may reasonably request. Without limitation of the foregoing, at the request of the Agent, the Borrower will deliver to the Agent information relating to (i) the determination of the existence or absence of a Disqualifying Environmental Event or a Disqualifying Structural Event, (ii) title to any Eligible Borrowing Base Property, (iii) the Property Level Loan Documents and Property Level Debt, and (iv) insurance coverage.
     §8.5. Notices.
          (a) Defaults. The Borrower will, promptly after obtaining knowledge of the same, notify the Agent in writing (with copies to the Agent for each Lender) of the occurrence of (i) any Default or Event of Default, (ii) any default or event of default under any Property Level Loan Document and (iii) any dispute under any of the Organizational Documents of a Subsidiary Guarantor or relating to the Pledged Interests. If any Person shall give any notice or take any other action in respect of (x) a claimed Default (whether or not constituting an Event of Default) under this Agreement or (y) a claimed failure by the Borrower, any Subsidiary Guarantor or the Trust or any of their respective Subsidiaries, as applicable, to comply with any term, condition or provision of or under any note, evidence of Indebtedness, indenture or other obligation in excess of $20,000,000, individually or in the aggregate, in respect of Indebtedness that is Without Recourse and in excess of $2,000,000, individually or in the aggregate, in respect of Indebtedness that is Recourse, to which or with respect to which any of them is a party or obligor, whether as principal or surety, and such failure to comply would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed failure to comply.
          (b) Environmental Events. The Borrower will promptly give notice in writing to the Agent (with copies to the Agent for each Lender) (i) upon Borrower’s, the Subsidiary Guarantor’s or the Trust’s obtaining knowledge of any material violation (as determined by the Borrower, the Subsidiary Guarantor or the Trust in the exercise of its reasonable discretion) of any Environmental Law regarding any Real Estate Asset or Borrower’s, the Subsidiary Guarantor’s or the Trust’s operations, (ii) upon Borrower’s, the Subsidiary Guarantor’s or the Trust’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate Asset, (iii) upon Borrower’s, the Subsidiary Guarantor’s or the Trust’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event with respect to any of the Eligible Borrowing Base Properties, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or the Trust’s or any other Person’s operation of any Real Estate Asset, (B) contamination on, from or into any Real Estate Asset, or (C) investigation or remediation of off-site locations at which Borrower, the Subsidiary Guarantor or the Trust or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon Borrower’s, the Subsidiary Guarantor’s or the Trust’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower, the Subsidiary Guarantor or the Trust or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate Asset.
          (c) Notification of Claims against Eligible Borrowing Base Properties. The Borrower will, and will cause each Subsidiary to, promptly upon becoming aware thereof, notify the Agent in writing (with copies to the Agent for each Lender) of any setoff, claims, withholdings or other defenses to which any of the Eligible Borrowing Base Properties are subject, which (i) could reasonably be expected to have a material adverse effect on (x) the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or (y) the value of any such Eligible Borrowing Base Property, or (ii) with respect to such Eligible Borrowing Base Property, constitute a Disqualifying Environmental Event, a Disqualifying Structural Event or a Lien subject to the bonding or insurance requirement of §9.2(vii).
          (d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing (with copies to the Agent for each Lender) within three (3) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially adversely affect FPLP, the Trust, any member of the Potomac Group, any of the Pledged Interests or any Eligible Borrowing Base Property or to which the Borrower, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries is or is to become a party involving a claim against the Borrower, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on the respective business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group, the Collateral or on the value or operation of an Eligible Borrowing Base Property and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Agent, within three (3) days of any judgment not covered by insurance, final or otherwise, against the Borrower, a Subsidiary Guarantor, the Trust or any of such Subsidiaries in an amount in excess of $1,000,000.
     §8.6. Existence of Borrower; Maintenance of Properties. The Borrower, the Subsidiary Guarantors and the Trust will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its respective existence in its jurisdiction of organization and will do or cause to be done all things necessary to preserve and keep in full force all of its respective rights and franchises and those of its respective Subsidiaries which may be necessary to properly and advantageously conduct the businesses conducted by it. The Borrower and each of the Subsidiary Guarantors (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate Assets owned or controlled by it, all as in the judgment of the Borrower or such Subsidiary Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other entity charter documents, and in any event, will keep all of the Real Estate Assets (for so long as such Real Estate Assets are owned by the Borrower, a Subsidiary Guarantor or any of their respective Subsidiaries) in a condition consistent with the Real Estate Assets currently owned or controlled by the Borrower, the Subsidiary Guarantors or their respective Subsidiaries, (b) will cause all of its other properties and those of its Subsidiaries (to the extent controlled by the Borrower or the Subsidiary Guarantor) used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (c) will not permit the Trust to directly own or lease any Real Estate Asset, and (d) will, and will cause each of their respective Subsidiaries to continue to engage primarily in the businesses now conducted by them and in related businesses, all of the foregoing to the extent necessary to comply with the other terms and conditions set forth in this Agreement, and in the case of clauses (a) and (b) above to the extent, in the good faith judgment of the Borrower, necessary to properly and advantageously conduct the businesses being conducted by it.
     §8.7. Existence of the Trust; Maintenance of REIT Status of the Trust; Maintenance of Properties. The Trust will do or cause to be done all things necessary to preserve and keep in full force and effect the Trust’s existence as a Maryland corporation. The Trust will at all times (i) maintain its status as a REIT and not take any action which could lead to its disqualification as a REIT and (ii) continue to operate as a self-directed and self-administered REIT and be listed on a nationally-recognized stock exchange. The Trust will not engage in any business other than the business of acting as a REIT and serving as the general partner and limited partner of the Borrower and matters directly relating thereto, and shall (x) conduct all or substantially all of its business operations through the Borrower or through subsidiary partnerships or other entities in which the Borrower owns 100% of the economic interests and (y) own no real property or material personal property other than through its ownership interests in the Borrower. The Trust will (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Trust may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (c) cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, in each case under clauses (a), (b) and (c) above to the extent, in the good faith judgment of the Trust, necessary to properly and advantageously conduct the businesses being conducted by it.
     §8.8. Insurance. The Borrower, the Subsidiary Guarantors and the Trust will maintain with respect to their other properties, and will cause each of their respective Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.
     §8.9. Taxes. The Borrower and the Subsidiary Guarantors will, and will cause each of their respective Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate Assets; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower, the Subsidiary Guarantor or the Trust shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower, the Subsidiary Guarantors or the Trust will pay all such taxes, assessments, charges, levies or claims forthwith prior to the consummation of proceedings to foreclose any lien that may have attached as security therefor. Promptly upon request by the Agent if required for bank regulatory compliance purposes or similar bank purposes, the Borrower will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets in the form of receipted tax bills or other form reasonably acceptable to the Agent, or evidence of the existence of applicable contests as contemplated herein.
     §8.10. Inspection of Properties and Books. (a) Subject to the rights of tenants to limit or prohibit such access, as denoted in the applicable Leases, the Borrower, the Subsidiary Guarantors and the Trust will permit the Agent or any of its designated representatives upon reasonable notice (which notice may be given orally or in writing and provided that no notice shall be required if a Default or Event of Default has occurred and is continuing), to visit and inspect any of the properties of the Borrower, such Subsidiary Guarantor, the Trust or any of their respective Subsidiaries to examine the books of account of the Borrower, such Subsidiary Guarantor, the Trust and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, such Subsidiary Guarantor, the Trust and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent may reasonably request.
          (b) The Borrower hereby agrees that each of the Lenders and the Agent (and each of their respective, and their respective affiliates’, employees, officers, directors, agents and advisors (collectively, “Representatives”) is, and has been from the commencement of discussions with respect to the facility established by the Agreement (the “Facility”), permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code sections 6011 and 6111) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender or the Agent related to such structure and tax aspects. In this regard, the Lenders and the Agent intend that this transaction will not be a “confidential transaction” under Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder. Neither Borrower, the Trust, any

Subsidiary Guarantor, nor any Subsidiary of any of the foregoing intends to treat the Term Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower or any Subsidiary Guarantor determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent may treat the Term Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent will maintain the lists and other records, including the identity of the applicable party to the Term Loan as required by such Treasury Regulation.
          (c) The Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Lenders materials and/or information provided by the Borrower hereunder by posting such materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all such materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by Borrower which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such materials as not containing any material non-public information with respect to the Borrower, the Subsidiary Guarantors, the Trust or their securities for purposes of United States Federal and state securities laws; (y) all such materials marked “PUBLIC” by Borrower are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any such materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform established for confidential non-public information and materials with respect to Borrower, the Subsidiary Guarantors, the Trust or their securities and not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any such materials “PUBLIC.” In addition, Agent, Arranger and the Lenders all agree to maintain all such materials (other than any such materials as are marked “PUBLIC”) in confidence and further agree that they shall not make any such materials available to any other Person (including, without limitation, other proposed Lenders and/or participants) unless and until such other Person agrees in writing to maintain such materials in confidence consistent with the terms hereof.
     §8.11. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower, the Subsidiary Guarantors and the Trust will comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted that are material in any respect to the operation of their respective businesses in the ordinary course and consistent with past practices, including, without limitation, all such Environmental Laws and all such applicable federal and state securities laws, (b) the provisions of its partnership agreement or corporate charter and other Organizational Documents, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate Assets, the Leases and the Property Level Loan Documents, as applicable) and (d) all applicable decrees, orders, and judgments. If at any time while the Term Loan or any Note or other Obligation is outstanding or the Lenders have any obligation to make, continue or convert a portion of the Term Loan hereunder, any Permit shall become necessary or required in order that the Borrower or any Subsidiary Guarantor may fulfill any of its obligations hereunder, the Borrower, the Subsidiary Guarantors and the Trust and their respective Subsidiaries will immediately take or cause to be taken all reasonable steps within the power of the Borrower, such Subsidiary Guarantor or the Trust, as applicable, to obtain such Permit and furnish the Agent with evidence thereof.
     §8.12. Use of Proceeds. Subject at all times to the other provisions of this Agreement, including without limitation §7.17, the Borrower will use the proceeds of the Loans solely to finance acquisitions and rehabilitation of Permitted Properties, to repay amounts outstanding under the Unsecured Revolver and for its working capital and general corporate purposes.
     §8.13. Additional Borrower; Solvency of Borrower; Removal of Borrower; Addition of Real Estate Asset to Unencumbered Pool.
          (a) (i) If, after the Closing Date, the Borrower wishes to designate as an Eligible Borrowing Base Property a Real Estate Asset that otherwise qualifies as an Eligible Borrowing Base Property but is owned by a Person other than the Borrower or a Subsidiary Guarantor, the Borrower shall give the Agent at least ten (10) Business Days’ prior written notice thereof. Such written notice shall specify whether such potential Eligible Borrowing Base Property is intended to be a Pledged Equity Property or a Pledged Distributions Property, provided that such potential Eligible Borrowing Base Property shall only be permitted to be a Pledged Distributions Property to the extent that the applicable Property Level Loan Documents prohibit such property from being a Pledged Equity Property. With such written notice, the Borrower and/or the potential Subsidiary Guarantor, as applicable, shall deliver to the Agent each of the following, all of which must be satisfactory to and approved by the Agent: (A) the applicable Joinder Documents, which shall include, without limitation, a joinder to the Subsidiary Guaranty pursuant to which such Wholly-owned Subsidiary which owns the potential Eligible Borrowing Base Property guarantees the Obligations, a supplement to the Equity Pledge Agreement or the Distributions Pledge Agreement, as applicable, pursuant to which the Equity Interests of such Subsidiary or the rights to Distributions attributable thereto shall be pledged to the Agent and a supplement to the Account Agreement, if applicable; (ii) the organizational structure and Organizational Documents for the direct and indirect owners of such potential Eligible Borrowing Base Property; (iii) the operating statements and rent roll with respect to such potential Eligible Borrowing Base Property; (iv) a Certificate of Compliance in the form of Exhibit C evidencing compliance with the covenants set forth in §10, and containing a certification that no Default or Event of Default exists and that such potential Borrowing Base Asset is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event, in each case after giving effect to the inclusion of the additional Eligible Borrowing Base Property; and (v) such other documents, instruments, agreements, amendments or supplements to existing Security Documents, opinions or other information as the Agent deems necessary or advisable with respect to such potential Eligible Borrowing Base Property, the potential Subsidiary Guarantor or the potential Pledged Interests.
               (ii) At any time and from time to time but only for so long as no Default or Event of Default shall then exist, the Borrower may notify Agent, in writing (each, a “Release Notice”), that the Borrower would like one (1) or more Eligible Borrowing Base Properties to be removed from the Borrowing Base Pool. Such Release Notice shall be accompanied by a Certificate of Compliance in the form of Exhibit C, evidencing compliance with §10 and certifying as to no Default or Event of Default after giving effect to the requested release. Upon the Agent’s receipt of such Release Notice and its satisfaction with the Certificate of Compliance, such Eligible Borrowing Base Properties (each, a “Released Property”) shall be removed from the Borrowing Base Pool and any Subsidiary Guarantor which is the owner of a Released Property (and is not the owner of any other Eligible Borrowing Base Property) shall be released from its obligations under the Subsidiary Guaranty.
               (iii) FPLP will not permit any Subsidiary Guarantor that owns an Eligible Borrowing Base Property to have any Subsidiaries unless such Subsidiary’s business, obligations and undertakings are exclusively related to the business of such Borrower.
          (b) The Borrower and the Trust shall remain solvent at all times.
          (c) In the event the Borrower wishes to add a Real Estate Asset to the Borrowing Base Pool which does not meet one or more of the Borrowing Base Property Conditions or the provisions of §8.13(c), such Real Estate Asset may be included in the Borrowing Base with the approval of the Agent and the Majority Lenders.
     §8.14. Further Assurances. The Borrower and the Trust will, and will cause each Subsidiary Guarantor to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     §8.15. Interest Rate Protection. In the event that the Borrower’s floating rate Indebtedness that is not otherwise subject to interest rate protection arrangements at any time exceeds twenty-five percent (25%) of Consolidated Gross Asset Value, the Borrower shall obtain and maintain in effect interest rate protection arrangements (by means of hedging techniques or vehicles such as interest rate swaps, interest rate caps, interest rate corridors or interest rate collars, in each case to be capped at a rate reasonably satisfactory to the Agent and otherwise in form and substance reasonably satisfactory to the Agent) for a term and in an amount reasonably satisfactory to the Agent. Once obtained, the Borrower shall maintain such arrangements in full force and effect as provided therein, and shall not, without the approval of the Agent, modify, terminate, or transfer such arrangements during the period in which the Borrower’s floating rate Indebtedness exceeds twenty-five percent (25%) of Consolidated Gross Asset Value.
     §8.16. Environmental Indemnification. The Borrower covenants and agrees that it will indemnify and hold the Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate Asset; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate Asset or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Borrower, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate Assets (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by the Borrower and the Subsidiary Guarantors that, notwithstanding the introductory paragraph of this §8, this covenant of indemnification shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall inure to the benefit of the Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Agreement.
     §8.17. Response Actions. The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate Asset owned directly or indirectly by the Borrower, any of the Subsidiary Guarantors or the Trust, in violation of applicable Environmental Laws, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate Asset as necessary to comply with all Environmental Laws or to preserve the value of any applicable Eligible Borrowing Base Property.
     §8.18. Environmental Assessments. If the Agent reasonably believes, after discussion with the Borrower and review of any environmental reports provided by the Borrower, that a Disqualifying Environmental Event has occurred with respect to any one or more of the Eligible Borrowing Base Properties, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and determining whether a Disqualifying Environmental Event has in fact occurred, cause the Borrower to obtain one or more environmental assessments or audits of such Eligible Borrowing Base Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at such Eligible Borrowing Base Property and (ii) whether the use and operation of such Eligible Borrowing Base Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Eligible Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, if and to the extent reasonable, appropriate and required pursuant to applicable Environmental Laws, the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be at the sole cost and expense of the Borrower.
     §8.19. Employee Benefit Plans.
          (a) Notice. The Borrower and the Trust will notify the Agent (with copies to the Agent for each Lender) at least thirty (30) days prior to the establishment of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan by any of them or any of their respective ERISA Affiliates other than those disclosed on Schedule 8.19 attached hereto or disclosed in the SEC Filings, and neither the Borrower nor the Trust will establish any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan which could reasonably be expected to have a material adverse effect on FPLP, the Trust or any member of the Potomac Group.
          (b) In General. Each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates will be operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.
          (c) Terminability of Welfare Plans. With respect to each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(l) or §3(2)(B) of ERISA, the Borrower, the Trust, or any of their respective ERISA Affiliates, as the case may be, shall have the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.
          (d) Unfunded or Underfunded Liabilities. The Borrower and the Trust will not at any time have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.
     §8.20. No Amendments to Certain Documents. The Borrower and the Trust will not at any time cause or permit its certificate of limited partnership, agreement of limited partnership (including without limitation the Agreement of Limited Partnership of the Borrower), articles of incorporation, by-laws, operating agreement or other Organizational Documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Agent, if such changes could reasonably be expected to affect the Trust’s REIT status or otherwise adversely affect the rights of the Agent and the Lenders hereunder or under any other Loan Document.
     §9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER. The Borrower, on its own behalf and on behalf of its Subsidiaries, covenants and agrees that neither the Borrower, the Subsidiary Guarantors nor the Trust will:
     §9.1. Restrictions on Indebtedness. Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
          (a) Indebtedness to the Agent and the Lenders (and their respective Affiliates) arising under any of the Loan Documents;
          (b) current liabilities of the Borrower or the Subsidiary Guarantors incurred in the ordinary course of business other than through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
          (c) Indebtedness (other than relating to the Eligible Borrowing Base Properties) in an aggregate amount not in excess of $250,000 in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.9;
          (d) Indebtedness (other than relating to the Eligible Borrowing Base Properties) in an aggregate amount not in excess of $1,000,000 in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review;
          (e) endorsements for collection, deposit or negotiation incurred in the ordinary course of business;
          (f) Secured Indebtedness of the Borrower incurred after the Closing Date, provided that: (i) such Indebtedness is Without Recourse to the Borrower or the Trust and is Without Recourse to any of the respective assets of any of the Borrower or the Trust other than to the specific Real Estate Asset or Assets acquired, refinanced or rehabilitated with the proceeds of such Indebtedness, except that, notwithstanding the foregoing, a portion of such Indebtedness at any time outstanding not in excess of ten percent (10%) of Consolidated Gross Asset Value may be Recourse Indebtedness of the Borrower so long as such Indebtedness is not secured by any Eligible Unencumbered Property (as defined in the Unsecured Revolver Agreement) or a pledge of the equity of any Subsidiary that owns an Eligible Unencumbered Property (as defined in the Unsecured Revolver Agreement), (ii) at the time any such Indebtedness is incurred and after giving effect thereto, there exists no Default or Event of Default hereunder and (iii) such Indebtedness, in the aggregate, does not exceed fifty-five percent (55%) of Consolidated Gross Asset Value;
          (g) contingent liabilities of the Borrower or the Subsidiary Guarantors disclosed in the financial statements referred to in §7.4 or on Schedule 9.1(g) hereto, and such other contingent liabilities of the Borrower having a combined aggregate potential liability of not more than $1,000,000 at any time;
          (h) Indebtedness of the Borrower or the Subsidiary Guarantors for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases) incurred in the ordinary course of business, provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $500,000 at any time outstanding; and
          (i) with respect to the Subsidiary Guarantors, the Property Level Debt, subject at all times to compliance with the covenants set forth in §10.
     Notwithstanding the foregoing, in no event shall the Borrower, the Trust or any of their respective Subsidiaries incur or have outstanding unhedged variable rate Indebtedness in excess of twenty-five percent (25%) of Consolidated Gross Asset Value.

     It is understood and agreed that the provisions of this §9.1 shall not apply to Indebtedness of any Partially-Owned Entity which is Without Recourse to the Borrower, any Subsidiary Guarantor or the Trust, or any of their respective assets.
     The terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10.
     §9.2. Restrictions on Liens, Etc. (a) Create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, attachment, security interest or other rights of third parties of any kind upon any of the Eligible Borrowing Base Properties, the Equity Interests of the Borrower or any Subsidiary Guarantor or any other Collateral, whether now owned or hereafter acquired, or upon the income or profits therefrom or the Distributions attributable thereto, as applicable; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement in connection with the operation of the Eligible Borrowing Base Properties; (c) suffer to exist with respect to the Eligible Borrowing Base Properties, any taxes, assessments, governmental charges and claims for labor, materials and supplies for which payment thereof is not being contested or for which payment notwithstanding a contest is required to be made in accordance with the provisions of §8.9 and has not been timely made; or (d) sell, assign, pledge or otherwise transfer for security any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, relating to the Eligible Borrowing Base Properties, the Equity Interests of the Borrower or any Subsidiary Guarantor or any other Collateral (the foregoing types of liens and encumbrances described in clauses (a) through (d) being sometimes referred to herein collectively as “Liens”), provided that the Borrower and the Subsidiary Guarantors may create or incur or suffer to be created or incurred or to exist:
          (i) Liens securing taxes, assessments, governmental charges or levies which are not yet due and payable or which are not yet required to be paid under §8.9;
          (ii) Liens arising out of deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;
          (iii) Liens (other than affecting the Eligible Borrowing Base Properties) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by §9.1(d);
          (iv) Encumbrances on properties consisting of easements, rights of way, covenants, zoning and other land-use restrictions, building restrictions, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Borrower is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a material adverse effect on the business of FPLP, the Trust or any member of the Potomac Group and (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;
          (v) any Leases entered into in the ordinary course of business;
          (vi) as to Real Estate Assets which are acquired after the date of this Agreement, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Agreement; provided that nothing in this clause (vi) shall be deemed or construed to permit an Eligible Borrowing Base Property to be subject to a Lien to secure Indebtedness, except as permitted by §9.2(x);
          (vii) Liens affecting the Eligible Borrowing Base Properties in respect of judgments or awards that are under appeal or have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being diligently prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrower shall have obtained a bond or insurance or made other arrangements with respect thereto, in each case reasonably satisfactory to the Agent;
          (viii) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1; and
          (ix) first priority mortgages and related financing statements and first priority security agreements on the Eligible Borrowing Base Properties in existence on the date hereof or encumbering a Real Estate Asset on or after the date hereof which becomes an Eligible Borrowing Base Property after the date hereof pursuant to §8.13(a)(i) and any first priority mortgages and related financing statements and first priority security agreements in connection with a refinancing of any such Property Level Debt, provided that the existence of such mortgages and the Indebtedness secured thereby does not cause the Borrower to be in violation of §10, and provided, further that prior to Borrower or any of its Subsidiaries obtaining any such refinancing of any Pledged Property, Borrower shall provide to Agent contemporaneously with or prior to such refinance (a) a Certificate of Compliance demonstrating that after giving effect to such refinance, no Default or Event of Default shall exist with respect to the covenants set forth in §10, (b) evidence satisfactory to Agent that the loan documents evidencing such new indebtedness do not restrict or prohibit the pledge, assignment and/or transfer of the applicable Pledged Interests and (c) such replacements or amendments to the applicable Account Agreement as Agent may reasonably deem necessary or advisable.
          Nothing contained in this §9.2 shall restrict or limit the Borrower or any of their respective Wholly-owned Subsidiaries from creating a Lien in connection with any Real Estate Asset which is not an Eligible Borrowing Base Property and otherwise in compliance with the other terms of this Agreement.
          The Trust shall not create or incur or suffer to be created or incurred any Lien on any of its directly-owned properties or assets, including, in any event, its general partner interests and limited partner interests in the Borrower.
     §9.3. Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except, with respect to the Borrower and its Subsidiaries only, Investments in:
          (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase (including investments in securities guaranteed by the United States of America such as securities in so-called “overseas private investment corporations”);
          (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;
          (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than ”P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;
          (d) Investments existing on the Closing Date and listed in the financial statements referred to in §7.4;
          (e) other Investments hereafter in connection with the acquisition and development of Permitted Properties by the Borrower or any Wholly-owned Subsidiary of the Borrower, provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in Real Estate Assets under Development (including all development costs) will not exceed ten percent (10%) of the Consolidated Gross Asset Value at the time of any such Investment; and Investments in raw land intended to be developed by the Borrower or any Wholly-owned Subsidiary of the Borrower for use as a Permitted Property, provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in raw land will not exceed five percent (5%) of the Consolidated Gross Asset Value at the time of any such Investment;
          (f) any Investments now or hereafter made in any Wholly-owned Subsidiary; and Investments now or hereafter made in any Partially-Owned Entity (or other Person for which the Borrower has any funding obligation) so long as such Investment is made in connection with Permitted Properties and provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in any Partially-Owned Entity (or other such Person) will not exceed twenty percent (20%) of the Consolidated Gross Asset Value at the time of any such Investment; and
          (g) Investments in respect of (1) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (3) advances in the ordinary course of business to employees for travel expenses, drawing accounts and similar expenditures, (4) prepaid expenses made in the ordinary course of business.
          (h) Investments by the Borrower in Mortgage Notes, provided that the aggregate investment in such Mortgage Notes will not exceed five percent (5%) of the Consolidated Gross Asset Value at the time of any such Investment.
     In no event shall the aggregate of Investments made pursuant to subclauses (e), (f), (g) and (h) above exceed twenty-five percent (25%) of Consolidated Gross Asset Value at any time.
     Notwithstanding the foregoing, the Trust shall be permitted to make and maintain Investments in the Borrower and the Trust shall contribute to the Borrower, promptly upon, and in any event within 3 Business Days of, the Trust’s receipt thereof, 100% of the aggregate proceeds received by the Trust in connection with any offering of stock or debt in the Trust (net of fees and expenses customarily incurred in such offerings).
     §9.4. Merger, Consolidation and Disposition of Assets; Assets of the Trust.
          (a) Become a party to any merger, consolidation, spin-off or other material business change without the prior written approval of the Majority Lenders (other than (x) the merger or consolidation of one or more Wholly-owned Subsidiaries with and into the Borrower or (y) the merger or consolidation of two or more Wholly owned Subsidiaries of the Borrower so long as no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger or consolidation); or
          (b) sell, transfer or otherwise dispose of any Real Estate Assets or other property, including any equity interest in any Person in any one or more transactions in any 12-month period having a sales price (net of any Indebtedness secured by a Lien on such Real Estate Assets, if any), in an amount in excess of twenty percent (20%) of Consolidated Gross Asset Value (collectively and individually, “Sell” or a “Sale”) or grant a Lien to secure Indebtedness (an “Indebtedness Lien”) in any one or more transactions in a 12-month period in an amount in excess of twenty percent (20%) of Consolidated Gross Asset Value unless, in each such event, the Majority Lenders have given their prior written consent thereto. In addition, prior to any Sale or grant of an Indebtedness Lien, the Borrower shall have provided to the Agent (with copies to the Agent for each Lender) a compliance certificate in the form of Exhibit C, hereto signed by the chief financial officer or chief accounting officer of the Borrower, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default would exist or occur and be continuing after giving effect to all such proposed Sales or Indebtedness Liens (and the use of proceeds of such Sales or Indebtedness Liens to pay Indebtedness outstanding hereunder).
     §9.5. Compliance with Environmental Laws. (a) Use any of the Real Estate Assets or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate Assets any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate Assets except in compliance with Environmental Laws, or (d) conduct any activity at any Real Estate Asset or use any Real Estate Asset in any manner so as to cause a Release in violation of applicable Environmental Laws.
     §9.6. Distributions.
          (a) The Borrower will not make (i) annual Distributions in excess of 95% of “funds from operations”; or (ii) any Distributions during any period after any monetary Event of Default has occurred; provided, however, (a) that the Borrower may at all times (including while an Event of Default is continuing) make Distributions to the extent (after taking into account all available funds of the Trust from all other sources) required in order to enable the Trust to continue to qualify as a REIT and (b) in the event that the Borrower cures any such Event of Default in clause (ii) above and the Agent has accepted such cure prior to accelerating the Loan, the limitation of clause (ii) above shall cease to apply with respect to such Event of Default.
          (b) The Trust will not, during any period when any monetary Event of Default has occurred and is continuing, make any Distributions in excess of the minimum Distributions required to be made by the Trust in order to maintain its status as a REIT.
          (c) Neither the Borrower nor any Subsidiary Guarantor will enter into any contract or agreement pursuant to which it agrees not to pledge its legal, equitable or beneficial right, title and interest in and to Distributions from its Subsidiaries.
     §9.7. Government Regulation. The Borrower and the Trust shall not, and shall not permit any of their respective Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Agent or any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Agent or any Lender at any time to enable the Agent or any Lender to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
          §10. FINANCIAL COVENANTS; COVENANTS REGARDING ELIGIBLE BORROWING BASE PROPERTIES. The Borrower, on its own behalf and on behalf of its Subsidiaries, covenants and agrees that:
     §10.1. Consolidated Total Leverage Ratio. At any time, Consolidated Total Indebtedness as at the last day of the applicable quarter shall not exceed 60% of Consolidated Gross Asset Value, provided that for a single period of not more than three consecutive fiscal quarters, such percentage shall be permitted to exceed 60% (but in no event may it exceed 65%) so long as such fiscal quarters do not include either of the two fiscal quarters immediately preceding the Maturity Date. Such single three consecutive fiscal quarter period shall commence with the first fiscal quarter for which the financial statements pertaining to such quarter evidence Consolidated Total Indebtedness in excess of 60% of Consolidated Gross Asset Value for such quarter, and shall not be available to the Borrower again, whether or not the Borrower utilized all consecutive fiscal quarters. This covenant shall be tested quarterly as of the last day of the applicable quarter.
     §10.2. [Reserved.].
     §10.3. Fixed Charge Coverage Ratio. As at the end of any fiscal quarter, the ratio of (i) Adjusted EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (ii) Consolidated Fixed Charges for the four consecutive fiscal quarters ending on the last day of such fiscal quarter must exceed 1.50 to 1.0.
     §10.4. Net Worth. As at the end of any fiscal quarter or any other date of measurement, the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall not be less than the sum of (i) $322,201,600 plus (ii) 80% of the aggregate proceeds received by the Trust (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in the Trust, plus (iii) 80% of the aggregate value of operating units issued by the Borrower in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), in each case after the Closing Date and on or prior to the date such determination of Consolidated Net Worth is made.
     §10.5. Borrowing Base Pool Leverage. As at the end of any fiscal quarter or any other date of measurement, the Borrower shall not permit Consolidated Borrowing Base Indebtedness to exceed 70% the aggregate Value of Eligible Borrowing Base Properties.
     §10.6. Borrowing Base Pool Debt Service Coverage Ratio. As of the end of any fiscal quarter, the ratio of (i) Adjusted Net Operating Income for the applicable quarter, annualized; divided by (ii) Implied Debt Service for the applicable period shall not be less than 1.40 to 1.0.
     §10.7. Occupancy. Eligible Borrowing Base Properties shall at all times maintain a stabilized occupancy of more than 80% in the aggregate, provided that (i) any Eligible Borrowing Base Property acquired after the date hereof during the first half of any quarter shall be excluded from the foregoing calculation for the fiscal quarter in which it was acquired and for the immediately following fiscal quarter, and (ii) any Eligible Borrowing Base Property acquired after the date hereof during the last half of any quarter shall be excluded from the foregoing calculation for the fiscal quarter in which it was acquired and for the immediately two following fiscal quarters.
     §11. [Reserved.]
     §12. CONDITIONS TO THE FIRST ADVANCE. The obligations of any Lender to make the Term Loan (and to maintain the existing outstanding Term Loan) shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date with, in each instance, the Agent, acting on behalf of the Lenders, having approved in its sole discretion each matter submitted to it in compliance with such conditions:
     §12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

     §12.2. Certified Copies of Organization Documents. The Agent shall have received (i) from the Borrower a copy, certified as of a recent date by a duly authorized officer of the Trust, in its capacity as general partner of the Borrower, to be true and complete, of the Agreement of Limited Partnership of FPLP and all other Organizational Documents or other agreements governing the rights of the partners or other equity owners of the Borrower and each Subsidiary Guarantor, and (ii) from the Trust a copy, certified as of a recent date by the appropriate officer of the State of Maryland to be true and correct, of the corporate charter of the Trust, in each case along with any other organization documents of the Borrower or the Trust and their respective general partners, as the case may be, and each as in effect on the date of such certification.
     §12.3. By-laws; Resolutions. All action on the part of the Borrower, each Subsidiary Guarantor and the Trust necessary for the valid execution, delivery and performance by the Borrower, the Subsidiary Guarantors and the Trust of this Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Trust true copies of its by-laws and the resolutions adopted by its board of directors or trustees authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which the Trust and/or the Borrower is a party, each certified by the secretary as of a recent date to be true and complete.
     §12.4. Incumbency Certificate; Authorized Signers. The Agent shall have received from the Trust an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Trust, the Borrower and/or each Subsidiary Guarantor, as applicable, and giving the name of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, the Subsidiary Guarantors and the Trust, as the case may be, each of the Loan Documents to which the Borrower, a Subsidiary Guarantor or the Trust is or is to become a party; (b) to make the Completed Loan Request and Conversion Requests on behalf of the Borrower and (c) to give notices and to take other action on behalf of the Borrower, the Subsidiary Guarantors or the Trust, as applicable, under the Loan Documents.
     §12.5. Opinion of Counsel Concerning Organization and Loan Documents. Each of the Lenders and the Agent shall have received favorable opinions addressed to the Lenders and the Agent in form and substance reasonably satisfactory to the Lenders and the Agent from Armstrong Teasdale LLP and, if any, state specific local counsel who are reasonably satisfactory to Agent, each as counsel to the Borrower, each Subsidiary Guarantor, the Trust and their respective Subsidiaries, the Pledged Interests, and the Loan Documents with respect to applicable law.

     §12.6. Guarantees. The Trust Guaranty shall have been duly executed and delivered by the Trust. The Subsidiary Guaranty shall have been duly executed and delivered by each Subsidiary Guarantor.
     §12.7. Financial Analysis of Eligible Borrowing Base Properties; Diligence on Eligible Borrowing Base Properties. Each of the Lenders shall have completed to its satisfaction a financial analysis of each Eligible Borrowing Base Property. The Agent shall have received and be satisfied with (i) the Property Level Loan Documents and (ii) such other due diligence materials it shall request with respect to any prospective Eligible Borrowing Base Property, including information and documentation with respect to title, survey, insurance, zoning, permitting and environmental matters.
     §12.8. Inspection of Eligible Borrowing Base Properties. The Agent shall have completed to its satisfaction an inspection of the Eligible Borrowing Base Properties at the Borrower’s expense. The Agent shall distribute to the Lenders any written reports resulting from any such inspections.
     §12.9. Certifications from Government Officials; UCC-11 Reports.
     The Agent shall have received (i) long-form certifications from government officials evidencing the legal existence, good standing and foreign qualification of the Borrower, each Subsidiary Guarantor and the Trust, along with a certified copy of the Organizational Documents filed with any Secretary of State for the Borrower, each Subsidiary Guarantor and the Trust, all as of the most recent practicable date; and (ii) UCC-11 search results from the appropriate jurisdictions for the Borrower, each Subsidiary Guarantor and the Trust.
     §12.10. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to each of the Lenders and to the Agent’s counsel, and the Agent, each of the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.
     §12.11. Fees. The Borrower shall have paid to the Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement or any separate fee letter entered into by the Borrower and the Trust and the Agent.
     §12.12. Closing Certificate. The Borrower and the Guarantor shall have delivered a Closing Certificate to the Agent, in form and substance satisfactory to the Agent, including, without limitation, a certification that as of the Closing Date, neither the Borrower nor any Subsidiary Guarantor is in default under any Indebtedness.

     §12.13. Other Matters. The Borrower, the Subsidiary Guarantors and the Trust shall have delivered to the Agent, in form and substance satisfactory to the Agent, such other information, documents, certificates and other items reasonably requested by the Agent.
     §13. [RESERVED] .
     §14. EVENTS OF DEFAULT; ACCELERATION; ETC.
     §14.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (b) the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents or any fee letter (including, without limitation, amounts due under §8.16) when the same shall become due and payable, and such failure continues for three (3) days;
          (c) the Borrower, any Subsidiary Guarantor, the Trust or any of their respective Subsidiaries shall fail to comply, or to cause the Trust to comply, as the case may be, with any of the respective covenants contained in the following: §8.1 (except with respect to principal, interest and other sums covered by clauses (a) or (b) above); §8.2; §§8.4 through §8.10, inclusive; §8.12; §8.13; §8.15; §8.19; §8.20; §9; §10 and §11;
          (d) the Borrower, any Subsidiary Guarantor, the Trust or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14) and such failure continues for thirty (30) days;
          (e) any representation or warranty made by or on behalf of the Borrower, any Subsidiary Guarantor, the Trust or any of their respective Subsidiaries in this Agreement or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
          (f) (i) the Borrower, any Subsidiary Guarantor, the Trust or any of its Subsidiaries or, to the extent of Recourse to the Borrower, the Subsidiary Guarantor, the Trust or such Subsidiaries thereunder, any Partially-Owned Entity or other of their respective Affiliates, shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness for borrowed money or credit received or in respect of any

Capitalized Leases, which is in excess of (A) $25,000,000, either individually or in the aggregate, if such Indebtedness is Without Recourse and (B) $5,000,000, either individually or in the aggregate, if such Indebtedness is Recourse, or fail to observe or perform any material term, covenant, condition or agreement contained in any agreement, document or instrument by which it is bound evidencing, securing or otherwise relating to such Indebtedness or Recourse obligations, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder in excess of (Ai) $25,000,000, either individually or in the aggregate, if such Indebtedness is without Recourse and (B) $5,000,000, either individually or in the aggregate, if such Indebtedness is Recourse, to accelerate the maturity thereof; (ii) any Event of Default shall occur under (and as defined in) the Unsecured Revolver Agreement; or (iii) any event of default (beyond any applicable notice and grace periods) shall occur under any Property Level Loan Document; or
          (g) any of FPLP, any Subsidiary Guarantor, the Trust or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries or of any substantial part of the properties or assets of any of such parties or shall commence any case or other proceeding relating to any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries and (i) any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days;
          (h) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against any of FPLP, a Subsidiary Guarantor, the Trust or any of their respective

Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any of such parties exceeds in the aggregate $2,000,000;
          (j) any of the Loan Documents or any material provision of any Loan Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or a Subsidiary Guarantor or any of their Subsidiaries or the Trust or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof; or the Agent shall fail to have a perfected first-priority security interest in any of the Collateral; or
          (k) any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided, as defined or provided in any of the other Loan Documents, shall occur and be continuing;
          (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries or the Trust or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
          (m) subject to the Borrower’s ability to remove Real Estate Assets from the Borrowing Base Pool in accordance with the provisions set forth below in this §14, the failure of any of the Real Estate Assets being included from time to time as part of the Borrowing Base Pool to comply with any of the conditions set forth in the definition of Eligible Borrowing Base Properties;
          (n) the failure of any two of (i) Douglas Donatelli, for any reason, to cease to retain the titles of President, Chief Executive Officer and Trustee of the Trust, or (ii) Nicholas R. Smith, for any reason, to cease to retain the titles of Executive Vice President and Chief Investment Officer, or (iii) Barry H. Bass, for any reason, to cease to retain the titles of Senior Vice President and Chief Financial Officer, and in each case, to perform the functions typically performed under such respective offices and to be actively involved in strategic planning and decision-making for the Trust, unless within six (6) months after such failure, the Board of Directors or Board of Trustees has duly elected or appointed a qualified substitute to replace such individual who is acceptable to the Majority Lenders in their sole discretion (as notified to the Borrower by the Agent in writing); or the occurrence of any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Trust ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors or Board of Trustees of the Trust, who did not have such power before such transaction; or during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Trustees of the Trust (together with any new directors whose election by the Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board of Trustees then in office who either were members of the Board of Trustees at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Trustees of the Trust then in office; or
          (o) without limitation of the other provisions of this §14.1, the Trust shall at any time fail to be the sole general partner of FPLP or shall at any time be in contravention of any of the requirements contained in the last paragraph of §9.2 hereof, or §9.3 (including, without limitation, the last paragraph of §9.3); or
          (p) the Borrower shall fail to own, directly or indirectly, 100% of the Equity Interests of each Subsidiary Guarantor;
          then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, each Subsidiary Guarantor, the Trust and each of their respective Subsidiaries; provided that in the event of any Event of Default specified in §14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent or action by the Lenders or the Agent.
     Notwithstanding the foregoing provisions of this §14.1, in the event of a Default or Event of Default arising as a result of the inclusion of any Real Estate Asset in the

Borrowing Base Pool at any particular time of reference, if such Default or Event of Default is capable of being cured by the exclusion of such Real Estate Asset from the Borrowing Base Pool in accordance with, and subject to, §8.13 and from all other covenant calculations under §10 or otherwise, the Borrower shall be permitted a period not to exceed five (5) days to submit to the Agent (with copies to the Agent for each Lender) a compliance certificate in the form of Exhibit C hereto evidencing compliance with the covenants set forth in §10 (with calculations evidencing such compliance after excluding from Adjusted Net Operating Income all of the Adjusted Net Operating Income generated by the Real Estate Asset to be excluded from the Borrowing Base Pool) and with the Borrowing Base Property Conditions, and otherwise certifying that, after giving effect to the exclusion of such Real Estate Asset from the Borrowing Base Pool, no Default or Event of Default will be continuing.
     §14.2. Default under Property Level Debt. The Borrower, for itself and on behalf of each of its Subsidiaries, hereby agrees that that upon the occurrence and during the continuation of an Event of Default, the Agent shall have the right, but not the obligation, to pay any sums or to take any action, to the extent that the applicable Subsidiary Guarantor is permitted to take such action under the terms of the Property Level Loan Documents, which the Agent deems necessary or advisable to cure any default or event of default under the Property Level Loan Documents (whether or not the Subsidiary Guarantors are undertaking efforts to cure such default or event of default under the Property Level Loan Documents or an Event of Default hereunder), and such payment or such action is hereby authorized by the Borrower, for itself and on behalf of each of its Subsidiaries, and any sum so paid and any expense incurred by the Agent in taking any such action shall be evidenced by this Agreement and secured by the Security Documents and shall be immediately due and payable by Borrower to the Agent with interest at the rate for overdue amounts set forth in §4.9 until paid. The Agent shall be authorized to take such actions upon the written assertion by any holder of any of the Property Level Loan Documents of the existence of such default or event of default without any duty to inquire or determine whether such default or event of default exists. The Borrower shall cause the Subsidiary Guarantors to permit the Agent to enter upon the Eligible Borrowing Base Properties for the purpose of curing any actual or alleged default or event of default under the Property Level Loan Documents or hereunder. The Borrower, for itself and on behalf of each of its Subsidiaries, hereby transfers and assigns to the Agent any excess proceeds arising from any foreclosure or sale under power pursuant to the Property Level Loan Documents, and the Borrower, for itself and on behalf of each of its Subsidiaries, hereby authorizes and directs the holder or holders of the Property Level Loan Documents to pay such excess proceeds directly to the Agent up to the amount of the obligations owed to the Agent and the Lenders under the Loan Documents.
     §14.3. Remedies. In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Term Loan pursuant to §14.1, the Majority Lenders may direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver), and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Agent and the Lenders under the Loan Documents or applicable law. No remedy herein conferred upon the Lenders or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.
     §15. SECURITY INTEREST AND SET-OFF.
     §15.1 Security Interest. Borrower hereby grants to the Agent, on behalf of and for the benefit of the Lenders, and to each Lender, a lien, security interest and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or any Lender or any entity under the control of KeyCorp. and its successors and assigns, or in transit to any of them.
     §15.2 Set-Off and Debit. (i) If any Event of Default or other event which would entitle the Agent to accelerate the Term Loan occurs, or (ii) at any time, whether or not any Default or Event of Default exists, in the event any attachment, trustee process, garnishment, or other levy or lien is, or is sought to be, imposed on any property of the Borrower or a Subsidiary Guarantor; then, in any such event, any such deposits, balances or other sums credited by or due from the Agent or any Lender, or from any such affiliate of the Agent or any Lender, to the Borrower or a Subsidiary Guarantor may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, debited and appropriated, and applied by the Agent or any Lender, as the case may be, against any or all of the Obligations irrespective of whether demand shall have been made and although such Obligations may be unmatured, in such manner as the Agent or the applicable Lender in its sole and absolute discretion may determine. Within five (5) Business Days of making any such set off, debit or appropriation and application, the Agent agrees to notify the Borrower thereof, provided that the failure to give such notice shall not affect the validity of such set off, debit or appropriation and application. ANY AND ALL RIGHTS TO

REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the obligations evidenced by the Note held by such Lender, such amount shall be applied ratably to such other indebtedness and to the obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrower or a Subsidiary Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
     §15.3 Right to Freeze. The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Agent or any Lender to set off or debit as set forth in §15.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower and the Subsidiary Guarantors may not access, control or draw upon the same.
     §15.4 Additional Rights. The rights of the Agent, the Lenders and each affiliate of Agent and each of the Lenders under this Section 15 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Agent or any Lender may have.
     §16. THE AGENT.
     §16.1. Authorization. (a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Lender.
          (b) The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders. The Lenders shall notify Borrower of any successor to Agent by a writing signed by Majority Lenders, which successor shall be reasonably acceptable to the Borrower so long as no Default or Event of Default has occurred and is continuing. The Borrower acknowledges that any Lender which acquires KeyBank is acceptable as a successor to the Agent.
     §16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
     §16.3. No Liability. Neither the Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent may be liable for losses due to its willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.
     §16.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Trust or the Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, a Subsidiary Guarantor or the Trust or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower or a

Subsidiary Guarantor or any of their respective Subsidiaries or the Trust or any of the Subsidiaries or any tenant under a Lease or any other entity. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.
     §16.5. Payments.
          (a) A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender on the date received, if before 1:00 p.m. (Cleveland, Ohio time), and if after 1:00 p.m. (Cleveland, Ohio time), on the next Business Day. The Agent agrees to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the accounts of all the Lenders, as provided herein or in any of the other Loan Documents. All such payments by the Agent to the Lenders shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day.
          (b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of the Term Loan or (ii) to adjust promptly such Lender’s outstanding principal and its pro rata Commitment Percentage as provided in §2.1, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of the outstanding Term Loan, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of the outstanding Term Loan. If not previously satisfied directly by the Delinquent Lender, a Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to the outstanding Term Loan of the nondelinquent Lenders, the Lenders’ respective pro rata shares of the outstanding Term Loan have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Commitment of any Delinquent Lender shall be excluded for purposes of making a determination of Majority Lenders or Unanimous Lender Approval. At the written request of the Borrower, the Agent or, with the consent of the Agent, any Lender or an Eligible Assignee, shall have the right (but not the obligation) to purchase from any Delinquent Lender, and each Delinquent Lender shall, upon such request, sell and assign to the Agent, such Lender or such Eligible Assignee, all of the Delinquent Lender’s outstanding Term Loan hereunder. Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent, a Lender or an Eligible Assignee pursuant to an Assignment and Assumption, and at a price equal to the outstanding principal balance of the Delinquent Lender’s Term Loan plus accrued interest and fees, without premium or discount.
     §16.6. Holders of Notes. The Agent may deem and treat the payee of any Notes as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
     §16.7. Indemnity. The Lenders ratably and severally agree hereby to indemnify and hold harmless the Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.
     §16.8. Agent as Lender. In its individual capacity as a Lender, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Term Loan made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.
     §16.9. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.9 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

     §16.10. Duties in Case of Enforcement. In the case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Majority Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Majority Lenders. The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Majority Lenders, and such instruction shall be binding upon all the Lenders. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to severally indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction may expose the Agent to liability or be contrary to the Loan Documents or applicable law. The Agent may, in its discretion but without obligation, in the absence of direction from the Majority Lenders, take such interim actions as it believes reasonably necessary to preserve the rights of the Lenders hereunder, including but not limited to petitioning a court for injunctive relief or appointment of a receiver. Each of the Lenders acknowledges and agrees that, except for any rights of set-off pursuant to and in accordance with §15.2 hereof, no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent. The Agent shall advise the Lenders of all such action taken by the Agent.
     §16.11. Successor Agent. KeyBank, or any successor Agent, may resign as Agent at any time by giving at least 30 days prior written notice thereof to the Lenders and to the Borrower. Any such resignation shall be effective upon appointment and acceptance of a successor Agent, as hereinafter provided. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which is a Lender under this Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have the right to approve any successor Agent, which approval shall not be unreasonably withheld. If, in the case of a resignation by the Agent, no successor Agent shall have been so appointed by the Majority Lenders and approved by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Agent. The Borrower acknowledges that any Lender which acquires KeyBank is acceptable as a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations as Agent under this Agreement. After any Agent’s resignation hereunder as Agent, the provisions of this §16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Agent agrees that it shall not assign any of its rights or duties as Agent to any other Person. The Agent may be removed at the direction of the Majority Lenders in the event of a final judicial determination (in which the Agent had an opportunity to be heard) that the Agent had acted in a grossly negligent manner or in willful misconduct.
     §16.12. Notices. Any notices or other information required hereunder to be provided to the Agent (with copies to the Agent for each Lender) shall be promptly forwarded by the Agent to each of the Lenders.
     §17. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent’s outside counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, the costs incurred by the Agent in connection with its inspection of the Eligible Borrowing Base Properties, and, without double-counting amounts under clause (b) above, the fees and disbursements of the Agent’s counsel in preparing the documentation, (d) the fees, costs, expenses and disbursements of the Agent and its Affiliates incurred in connection with the syndication and/or participations of the Term Loan (whether occurring before or after the closing hereunder), including, without limitation, reasonable legal fees, travel costs, costs of preparing syndication materials and photocopying costs, (e) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and the fees and costs of engineers, appraisers, surveyors, investment bankers, or other experts retained by any Lender or the Agent in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower, any Subsidiary Guarantor or any of their Subsidiaries or the Trust or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Term Loan), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or the Trust, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and filings, UCC terminations or mortgage discharges, or otherwise in connection with the Collateral, and (g) all costs incurred by the Agent in the future in connection with its inspection of the Eligible Borrowing Base Properties (or any proposed Eligible Borrowing Base Property) or with the addition of any Eligible Borrowing Base Property. The covenants of this §17 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder.
     §18. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and each of the Lenders and the shareholders, directors, agents, officers, subsidiaries and affiliates of the Agent and each of the Lenders from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses (including amounts, if any, owing to any Lender pursuant to §§4.4, 4.5, 4.6 and 4.8), settlement payments, obligations, damages and expenses of every nature and character in connection therewith, arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Term Loans (b) the Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) pursuant to §8.16, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be obligated under this §18 to indemnify any Person for liabilities arising from such Person’s own gross negligence, willful misconduct or breach of this Agreement, as finally determined by a court of competent jurisdiction. In litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Majority Lenders, and the Agent (as approved by the Majority Lenders) shall be entitled to select their own supervisory counsel, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel. Prior to any settlement of any such litigation by the Lenders, the Lenders shall provide the Borrower and the Trust with notice and an opportunity to address any of their concerns with the Lenders, and the Lenders shall not settle any litigation without first obtaining Borrower’s consent thereto, which consent shall not be unreasonably withheld or delayed, provided that such consent shall not be required at any time that an Event of Default has occurred and is continuing. If and to the extent that the obligations of the Borrower under this §18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §18 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

     §19. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or the Trust pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Term Loan as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or the Trust pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower, such Subsidiary Guarantor or such Subsidiary or the Trust hereunder.
     §20. ASSIGNMENT; PARTICIPATIONS; ETC.
     §20.1. Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion (in a minimum amount of $5,000,000) of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment); provided that (a) other than during the continuance of an Event of Default, the Agent and the Borrower each shall have the right to approve any Eligible Assignee, which approval shall not be unreasonably withheld or delayed, (b) subject to the provisions of §2.7, each Lender shall have at all times an amount of its Commitment of not less than $5,000,000 unless otherwise consented to by the Agent and (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an assignment and assumption, substantially in the form of Exhibit D hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least two (2) Business Days after the execution thereof unless otherwise agreed or accepted by the Agent (provided any assignee has assumed the obligation to fund any outstanding Libor Rate Loans), (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Agreement. Any such

Assignment and Assumption shall run to the benefit of the Borrower and a copy of any such Assignment and Assumption shall be delivered by the Assignor to the Borrower.
     Notwithstanding the provisions of subclause (a) of the preceding paragraph, any Lender may, without the consent of the Borrower, make an assignment otherwise permitted hereunder to (x) another Lender, and (y) an Affiliate of such Lender, provided that such Affiliate is an Eligible Assignee.
     §20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Subsidiary Guarantor or their respective Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower, any Subsidiary Guarantor or their respective Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption.
     §20.3. Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Term Loan owing to, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Except in the case of an assignment by a Lender to its Affiliate, upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500 and all legal fees and expenses incurred by the Agent in connection with such assignment.
     §20.4. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Unless done simultaneously with the Assignment and Assumption, within two (2) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
     §20.5. Participations. Each Lender may sell participations to one or more lending institutions or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Agent and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of, or approvals under, the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on the Term Loan, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, and (d) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent, which consent shall not be unreasonably withheld.
     §20.6. Pledge by Lender. Notwithstanding any other provision of this Agreement, any Lender at no cost to the Borrower may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
     §20.7. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without prior Unanimous Lender Approval.
     §20.8. Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.
     §20.9. Syndication. The Borrower acknowledges that each of the Agent and the Arranger shall have the right, by itself or through its Affiliates, to syndicate or enter into co-lending arrangements with respect to the Term Loan and the Total Commitment pursuant to this §20. The Arranger, in cooperation with the Borrower, will manage all aspects of the syndication, including the selection of co-lenders, the determination of when Arranger will approach potential co-lenders and the final allocations among co-lenders. Each of the Borrower and the Trust agrees to assist Arranger actively in achieving a timely syndication that is reasonably satisfactory to the Arranger, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower’s and the Trust’s senior officers, representatives and advisors, on the one hand, and prospective co-lenders, on the other hand at such times and places as Arranger may reasonably request, (b) providing to Arranger all financial and other information with respect to the Borrower, the Subsidiary Guarantors and the Trust and the transactions contemplated hereby that Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, and the Borrower and the Trust agree to cooperate with the Agent’s and the Arranger’s and their Affiliate’s syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members.
     §21. NOTICES, ETC. (a) Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:
          (i) if to the Borrower or the Trust, at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, attention Barry Bass, Chief Financial Officer (facsimile: (301) 986-5554), with a copy to David W. Braswell, Esq., Armstrong Teasdale LLP, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102, or to such other address for notice as the Borrower or the Trust shall have last furnished in writing to the Agent;
          (ii) if to the Agent, to KeyBank National Association, 127 Public Square, Cleveland, Cleveland, OH 44114, attention Jason Weaver (facsimile: (216) 689-4997), with a copy to Cheri Van Klompenberg, KeyBank Institutional Real Estate, 1675 Broadway, Suite 400, Denver Colorado 80202 (facsimile: 720-904-4420), or such other address for notice as the Agent shall have last furnished in writing to the Borrower, with a copy to Pamela M. MacKenzie, Esq., Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333 (facsimile: (617)-574-7615), or at such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and
          (iii) if to any Lender, at such Lender’s address set forth on Schedule 2 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail (“e-mail”) address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent (and received, if the acknowledgment contemplated above has been obtained) at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM (as defined in §8.10(c)) IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER INFORMATION OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER INFORMATION OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Information through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence, willful misconduct or bad faith breach of this Agreement of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Agent, Fronting Bank and Lenders. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided, however, that the Borrower shall have no liability hereunder for any such indemnified party’s gross negligence or willful misconduct in connection therewith. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     §22. FPLP AS AGENT FOR THE SUBSIDIARY GUARANTORS. The Borrower shall cause each Subsidiary Guarantor to appoint FPLP as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, certificates (including, without limitation, compliance certificates), schedules, revisions, financial statements or any other written or oral communications hereunder or under any other Loan Document. The Agent and each Lender is hereby entitled to rely on any communications given or transmitted by FPLP as if such communication were given or transmitted by each and every Subsidiary Guarantor; provided however, that any communication given or transmitted by any Subsidiary Guarantor shall be binding with respect to such Subsidiary Guarantor. Any communication given or transmitted by the Agent or any Lender to FPLP shall be deemed given and transmitted to each and every Subsidiary Guarantor.
     §23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER, FOR ITSELF AND ON BEHALF OF EACH OF ITS SUBSIDIARIES, AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT IN THE STATE OF OHIO OR IN THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN OHIO OR NEW YORK AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER, A SUBSIDIARY GUARANTOR, THE TRUST OR THEIR SUBSIDIARIES BY MAIL AT THE ADDRESS SPECIFIED IN §21. THE BORROWER, FOR ITSELF AND ON BEHALF OF EACH OF ITS SUBSIDIARIES, HEREBY WAIVES ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY

SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     §24. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     §25. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
     §26. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.
     §27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER, THE SUBSIDIARY GUARANTORS AND THEIR SUBSIDIARIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER, THE SUBSIDIARY GUARANTORS AND THEIR SUBSIDIARIES HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER, THE SUBSIDIARY GUARANTORS AND THEIR SUBSIDIARIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     §28. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any of the other Loan Documents may be amended, and the performance or observance by the Borrower, a Subsidiary Guarantor or the Trust or any of their respective Subsidiaries of any terms of this Agreement or the other Loan Documents or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.
     Notwithstanding the foregoing, Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Agreement that:
     (i) reduces or forgives any principal of any unpaid Loan or any interest thereon (including any general waiver of interest “breakage” costs) or any fees due any Lender hereunder, or permits any prepayment not otherwise permitted hereunder; or
     (ii) changes the unpaid principal amount of the Term Loan, reduces the rate of interest applicable to the Term Loan, or reduces any fee payable to the Lenders hereunder; or
     (iii) changes the date fixed for any payment of principal of or interest on the Term Loan (including, without limitation, any extension of the Maturity Date not contemplated herein) or any fees payable hereunder (including, without limitation, the waiver of any monetary Event of Default); or
     (iv) changes the amount of any Lender’s Commitment (other than pursuant to an assignment permitted under §20.1) or increases the amount of the Total Commitment except as permitted hereunder; or
     (v) modifies any provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or
     (vi) changes the definitions of Majority Lenders or Unanimous Lender Approval; or
     (vii) releases the Guaranty of the Trust, any Subsidiary Guaranty or a material portion of the Collateral, other than in accordance with the terms hereof.

     No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Agent or the Lenders. No notice to or demand upon the Borrower or a Subsidiary Guarantor shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
     Notwithstanding the foregoing, in the event that the Borrower requests any consent, waiver or approval under this Agreement or any other Loan Document, or an amendment or modification hereof or thereof, and one or more Lenders determine not to consent or agree to such consent, waiver, approval, amendment or modification, then the Lender then acting as Agent hereunder shall have the right to purchase the Commitment of such non-consenting Lender(s) at a purchase price equal to the then outstanding amount of principal, interest and fees then owing to such Lender(s) by the Borrower hereunder, and such non-consenting Lender(s) shall immediately upon request, sell and assign its Commitment and all of its other right, title and interest in the Loans and other Obligations to the Lender then acting as Agent pursuant to an Assignment and Assumption (provided that the selling Lender(s) shall not be responsible to pay any assignment fee in connection therewith).
     §29. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§30. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this §30 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

     §31. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower and the Subsidiary Guarantors pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. The Agent and/or the Lenders will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow the Agent and the Lenders to identify Borrower and the Subsidiary Guarantors. The Agent and/or the Lenders may also ask to see Borrower’s and Subsidiary Guarantors’ legal organizational documents or other identifying documents.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By:	/s/ Jason R. Weaver

Name: Jason R. Weaver
Title: Senior Vice President
(Signatures continued on next page)

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its sole general partner

By:	/s/ Barry H. Bass
Barry H. Bass, Chief Financial
Officer and Executive Vice President

EXHIBIT A — Form of Term Note
TERM NOTE

$50,000,000	Date: August 7, 2007
     FOR VALUE RECEIVED, the undersigned First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and each other party who is or from time to time becomes a Borrower under (and as defined in) the Secured Term Loan Agreement referred to (and defined) below (hereinafter, together with their respective successors in title and assigns, collectively called the “Borrower”), by this promissory note (hereinafter, called “this Note”), absolutely and unconditionally, jointly and severally promises to pay to the order of KeyBank National Association, individually in its capacity as a Lender under the Secured Term Loan Agreement (hereinafter, together with its successors in title and assigns, called the “Bank”), the principal sum of Fifty Million Dollars ($50,000,000) or so much thereof as shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from and after the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.
     Capitalized terms used herein without definition shall have the meanings set forth in the Secured Term Loan Agreement.
     The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Secured Term Loan Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Secured Term Loan Agreement.
     On the Maturity Date there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby jointly and severally promises to pay to the Bank, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby or otherwise due under or in connection with the Secured Term Loan Agreement.
     Each overdue amount (whether of principal, interest or otherwise) payable hereunder shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided in the Secured Term Loan Agreement. The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrower to Bank on demand by the Agent. Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded daily until the obligations of the Borrower in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

     Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower directly to the Agent in Dollars, for the account of the Bank, at the Agent’s Head Office, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.
     This Note is made and delivered by the Borrower to the Bank pursuant to that certain Secured Term Loan Agreement dated as of August 7, 2007 among (i) the Borrower, (ii) the Lenders party thereto from time to time (including the Bank) and (iii) the Agent (hereinafter, as originally executed and as may be amended, varied, supplemented, and/or restated from time to time, called the “Secured Term Loan Agreement”). This Note evidences the obligations of the Borrower (a) to repay the principal amount of the Term Loan; (b) to pay interest, as herein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts (including all Obligations) which may become due and payable hereunder or thereunder. The payment of the principal of and the interest on this Note and the payment of all Obligations have been guaranteed. Reference is hereby made to the Secured Term Loan Agreement (including the Schedules and Exhibits annexed thereto and the Trust Guaranty) for a complete statement of the terms thereof.
     The Borrower has the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Secured Term Loan Agreement. The Borrower has an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Secured Term Loan Agreement. Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Secured Term Loan Agreement and shall not be permitted to be reborrowed.
     Pursuant to and upon the terms contained in Section 14 of the Secured Term Loan Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the Bank without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower.
     All computations of interest payable as provided in this Note shall be made by the Agent on the basis set forth therefor in the Secured Term Loan Agreement. The interest rate in effect from time to time shall be determined in accordance with the terms of the Secured Term Loan Agreement.

     Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrower hereby promises to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys’ fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.
     The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note. The Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of New York and of any federal court located in the State of New York in connection with any actions or proceedings brought against the Borrower by the holder hereof arising out of or relating to this Note. This Note may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.
     This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of New York.
     Each Borrower shall be jointly and severally liable for the full amount owing under this Note.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this TERM NOTE has been duly executed by the undersigned on the day and in the year first above written.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its sole general partner

By:

EXHIBIT B — Form of Completed Loan Request
COMPLETED LOAN REQUEST
     This Loan Request is made pursuant to §2.4 of the Secured Term Loan Agreement dated as of August 7, 2007 (as the same may now or hereafter be amended from time to time, the “Credit Agreement”) among First Potomac Realty Investment Limited Partnership, KeyBank National Association, individually and as Administrative Agent, the other Lenders from time to time party thereto and KeyBanc Capital Markets, as Sole Lead Arranger and Sole Book Manager. Unless otherwise defined herein, the capitalized terms used in this Loan Request have the meanings described in the Credit Agreement.
1.	The Borrower hereby requests a Term Loan in the principal amount of $ .

2.	The Type of Loan being requested in this Loan Request is: ___ Base Rate Loan ___ Libor Rate Loan

3.	The Interest Period requested for the Loan requested in this Loan Request is: through (must be for 1, 2 or 3 months for Libor Loans).
     The Borrower hereby certifies to Lender that, both before and after giving effect to the making or issuance of the requested Term Loan, (i) no Default or Event of Default under the Credit Agreement or any other Loan Document exists or will exist, and (ii) the Borrower is and will remain in compliance with the covenants specified in §10 of the Credit Agreement. The calculations used to evidence such compliance are attached hereto as Exhibit A.

     WITNESS my hand this 7th day of August, 2007.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, for itself and as agent for each other Borrower

By: First Potomac Realty Trust,
its sole general partner

By:

Barry H. Bass, Chief Financial Officer and Executive Vice President

EXHIBIT C — Form of Compliance Certificate
COMPLIANCE CERTIFICATE
     Reference is hereby made to that certain Secured Term Loan Agreement dated as of August 7, 2007 (as the same may now or hereafter be amended from time to time, the “Credit Agreement”) among First Potomac Realty Investment Limited Partnership (“FPLP”), KeyBank National Association, individually and as Administrative Agent, the other Lenders from time to time party thereto and KeyBanc Capital Markets, as Sole Lead Arranger and Sole Book Manager. Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 hereto have the meanings ascribed to such terms in the Credit Agreement.
     This Compliance Certificate is submitted pursuant the following section of the Credit Agreement:
     ___     Section 9.4(b) (in connection with Sales or Indebtedness Liens)
     ___     Section 14.1 (in connection with default cure)
     The undersigned HEREBY CERTIFIES THAT:
     I am the chief financial officer or accounting officer of the Borrower, and I am authorized by each such entity to execute and deliver this Compliance Certificate on its behalf.
     Accompanying this Compliance Certificate are consolidated financial statements of the Borrower and its Subsidiaries for the fiscal [year] [quarter] ended                      ___200___(the “Financial Statements”) prepared in accordance with GAAP (subject, in the case of financial statements relating to the first three fiscal quarters, to year-end adjustments none of which will be materially adverse, and to the absence of footnotes). The Financial Statements present fairly the financial position of the Borrower and its Subsidiaries as of the date thereof and the results of operations of the Borrower and its Subsidiaries for the period covered thereby. The foregoing is also delivered herewith for FPLP on a consolidated basis.
     Schedule 1 hereto sets forth data and computations evidencing compliance with the covenants contained in Section 10 of the Credit Agreement as of the relevant date of determination (the “Determination Date”), all of which data and computations are true, complete and correct.
     The activities of the Borrower and its Subsidiaries during the period covered by the data and computations set forth in Schedule 1 have been reviewed by me and/or by employees or agents under my immediate supervision. Based upon such review, during such period, and as of the date of this Certificate, no Default or Event of Default has occurred and is continuing[, except as specifically disclosed herein or as has been previously disclosed in writing to the Administrative Agent].

     IN WITNESS WHEREOF, the undersigned has affixed his signature below this ___ day of                     , 200_.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: First Potomac Realty Trust,
its sole general partner

By:

Barry Bass, Senior Vice President and Chief Financial Officer

SCHEDULE 1
1. Consolidated Total Leverage Ratio (Section 10.1)
Item 1: Consolidated Total Indebtedness
$
Item 2: Consolidated Gross Asset Value
$
Item 3: Item 1 divided by Item 2, expressed as a percentage (may not be greater than 60%, except as otherwise specified in Section 10.1 of the Credit Agreement)
                    %
2. Fixed Charge Coverage Ratio (Section 10.3)
Item 1: Consolidated EBITDA (see Annex 1 for calculation of Consolidated EBITDA)
$
Item 2: Capital Reserve adjustment ($0.15 multiplied by total square feet of Real Estate Assets)
$
Item 3: Adjusted EBITDA (remainder after subtracting Item 2 from Item 1)
$
Item 4: Consolidated Fixed Charges
$
Item 5: Ratio of Item 3 to Item 4 ___ to 1.0
(may not exceed 1.50 to 1.0)
3. Net Worth (Section 10.4)
Item 1: Consolidated Tangible Net Worth (determined in accordance with GAAP)
$

Item 2:	Aggregate proceeds received by the Trust (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in the Trust
$

Item 3:	Aggregate value of operating units issued by Borrower in connection with asset or stock acquisitions (valued at time of issuance by reference to the agreement pursuant to which units are issued) during the period from the Closing Date through and including the Determination Date
$

Item 4: Sum of Items 2 and 3
$
Item 5: Product of Item 4 multiplied by 0.8
$
Item 6: Sum of Item 5 and $332,201,600
$
Item 7: Remainder after subtracting Item 6 from Item 1 (must be above zero)
$
4. Borrowing Base Pool Leverage (Section 10.5)
Item 1: Property Level Debt
$
Item 2: Obligations
$
Item 3: Sum of items 1 and 2 (Consolidated Borrowing Base Indebtedness)
$
Item 4: Value of Eligible Borrowing Base Properties
$
Item 5: Product of Item 4 multiplied by 0.7 (must be greater Item 3)
$
5. Borrowing Base Pool Debt Service Coverage Ratio (Section 10.6)
Item 1: Net Operating Income of Borrowing Base Pool
$
Item 2: Borrowing Base Pool Capital Reserve
$
Item 3: Remainder of Item 1 minus Item 2 (Adjusted Net Operating Income)
$
Item 4: Mortgage Constant
$
Item 5: Product of Item 3 under Number 4 above times Item 4 (Implied Debt Service)
$
Item 6: Ratio of Item 3 to Item 6 (may not be less than 1.4:1.0)          ___ to 1.0

6. Occupancy (Section 10.7)

Item 1:	Stabilized occupancy of Eligible Unencumbered Properties (see Annex 2 for list of Eligible Unencumbered Properties) (not to be less than 80%, except as otherwise provided in Section 10.7 of the Credit Agreement)
                    %

EXHIBIT D — Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION AGREEMENT
Dated                     , 20___
     Reference is made to the Secured Term Loan Agreement dated as of August 7, 2007 (as the same may now or hereafter be amended from time to time, the “Credit Agreement”) among First Potomac Realty Investment Limited Partnership (“FPLP”), KeyBank National Association, individually and as Administrative Agent, the other Lenders from time to time party thereto and KeyBanc Capital Markets, as Sole Lead Arranger and Sole Book Manager. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.
                                              (the “Assignor”) and                                          (the “Assignee”) agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ___% interest in and to all of the Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined).
     2. The Assignor (i) represents that as of the date hereof, its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) is ___%, the outstanding balance of its Loans (unreduced by any assignments thereof which have not yet become effective) is $                     ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or re representations made in or in connection with the Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by it; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Trust, the Borrower or any of their respective Subsidiaries (as defined in the Agreement) or any other person which may be primarily or secondarily liable in respect of any of the Obligations under the Agreement or the other Loan Documents or any other instrument or document delivered or executed pursuant thereto.
     3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to §§7.4 and 8.4 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this

Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Agent, and each other Lender who may from time to time be designated as an agent in a limited specific capacity pursuant to an amendment to the Agreement, to take such action as agent (and with respect to such other Lenders, in such limited capacity as may be designated) on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Agreement and the other Loan Documents; and (vi) agrees that it will perform all the obligations which by the terms of the Agreement are required to be performed by it as a Lender in accordance with the terms of the Agreement. The Assignor represents and warrants that it is legally authorized to enter into this Assignment and Assumption.
     4. The effective date for this Assignment and Assumption shall be                     , 20___ (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Agent for recording in the register by the Agent.
     5. Upon such acceptance and recording, from and after the Effective Date, and, in accordance with §20.1 of the Agreement, the Agent and the Borrower shall have approved (or be deemed to have approved) the herein assignment pursuant to §20.1 of the Agreement, and the Assignor shall, with respect to that portion of its interest under the Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Agreement accruing from and after the Effective Date.
     6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.
     7. THIS ASSIGNMENT AND ASSUMPTION IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Assumption to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[INSERT ASSIGNOR]

By:

Title:

[INSERT ASSIGNEE]

By:

Title:

CONSENTED TO AS OF
                    , 20___:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

	By:	First Potomac Realty Trust, its sole general partner

By:
Barry Bass, Senior Vice President and
Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title:

EXHIBIT E — Form of Joinder Agreement
JOINDER AGREEMENT
[                    , 200_]
     Reference is made to the Secured Term Loan Agreement dated as of August 7, 2007 (as the same may now or hereafter be amended from time to time, the “Credit Agreement”) among First Potomac Realty Investment Limited Partnership (“FPLP”), KeyBank National Association, individually and as Administrative Agent, the other Lenders from time to time party thereto and KeyBanc Capital Markets, as Sole Lead Arranger and Sole Book Manager. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such in the Loan Agreement.
     In consideration of and as an inducement to the inclusion by the Lenders of each of the Real Estate Asset(s) identified on Exhibit A hereto as an Eligible Borrowing Base Property pursuant to the Loan Agreement, [                    ], a [                                        ] (the “Additional Borrower”), which is a Wholly-owned Subsidiary of FPLP, hereby acknowledges and agrees to the terms and conditions of the Loan Agreement, the Notes and the other Loan Documents to which any Borrower is a party, joins in the agreements of the Borrower under the Loan Agreement, the Notes and the other Loan Documents to which any Borrower is a party and agrees that all Obligations of the Borrower under the Loan Agreement, the Notes and the other Loan Documents to which any Borrower is a party shall be the obligations, jointly and severally, of the Additional Borrower and the Borrower with the same force and effect as if the Additional Borrower was originally a Borrower under the Loan Agreement and an original signatory to the Loan Agreement, the Notes and the other Loan Documents to which any Borrower is a party.
     The Additional Borrower further agrees that its liability hereunder is direct and primary and may be enforced by the Lenders and the Agent before or after proceeding against any other Borrower.
     At least three (3) Business Days prior to this Joinder Agreement becoming effective and each of the Real Estate Asset(s) identified in Exhibit A hereto becoming an Eligible Borrowing Base Property pursuant to the Loan Agreement, the Additional Borrower shall have delivered to the Agent (with copies to the Agent for each Lender) the documents and other items required to be delivered pursuant to Section 8.13(a), 12.2, 12.3, 12.4, 12.8 and 12.13 of the Loan Agreement, in each case in form and substance satisfactory to the Agent, along with such other documents, certificates and instruments reasonably required by the Agent, including, if necessary, updates to the schedules to the Loan Agreement satisfactory to the Agent. Without in any way limiting the other rights of the Agent under the Loan Agreement, the Additional Borrower agrees that the Agent shall have the right to visit and inspect such Eligible Borrowing Base Property at the Borrower’s sole cost and expense.

1

     The undersigned represents and warrants to the Agent and the Lenders that it has the complete right, power and authority to execute and deliver this Joinder Agreement and to perform all of the obligations hereunder and the Obligations under the Loan Agreement, the Notes and the other Loan Documents to which any Borrower is a party. This Joinder Agreement shall be binding upon the undersigned and its successors and assigns and shall inure to the benefit of the Lenders, the Agent and their respective successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

Executed as a sealed instrument as of the ___ day of                     .

[ ], a [ ]

By:
Name:

Title:

Signature Pages to Joinder Agreement

Acknowledged and Agreed:
FIRST POTOMAC REALTY
INVESTMENT LIMITED
PARTNERSHIP

By:	First Potomac Realty Trust, its sole general partner

By:

Title:

Acknowledged:
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent under the Loan Agreement

By:
Name:
Title:

Signature Pages to Joinder Agreement

Exhibit A to Joinder Agreement
[Eligible Borrowing Base Property]

SCHEDULES
Schedule 1
Subsidiary Guarantors
1434 Crossways Boulevard I, LLC
1434 Crossways Boulevard II, LLC
403 & 405 Glenn Drive, LLC
Crossways Associates LLC
Enterprise Center I, LLC
FP Airpark AB, LLC
FP Chesterfield ABEF, LLC
FP Chesterfield CDGH, LLC
FP Gude, LLC
FP Hanover C, LLC
FP Hanover D, LLC
FP Prosperity, LLC
Gateway Manassas I, LLC
Landover Owings Mills, LLC
Linden I, LLC
Newington Terminal Associates LLC
FPR Holdings Limited Partnership
Newington Terminal LLC
Kristina Way Investments LLC

Schedule 1A
Borrowing Base Pool

Ownership Entity	Building Name	Address	City	State
FP Airpark AB, LLC	Airpark Business Center A	7610-7618 Whitepine Road	Chesterfield	VA
	Airpark Business Center B	7620-7628 Whitepine Road	Chesterfield	VA
1434 Crossways Boulevard I, LLC	1434 Crossways Bldg 1	1434 Crossways	Chesapeake	VA
1434 Crossways Boulevard II, LLC	1434 Crossways Bldg 2	1434 Crossways	Chesapeake	VA
Crossways Associates LLC	Crossways Commerce Center I	1545 Crossways Boulevard	Chesapeake	VA
	Crossways Commerce Center II	1449 Kristina Way	Chesapeake	VA
		1501 Crossways Boulevard	Chesapeake	VA
	Coast Guard Building	1430 Kristina Way	Chesapeake	VA
FP Chesterfield ABEF, LLC	Chesterfield Business Center A	7361-7419 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center B	7421-7441 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center E	7321-7325 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center F	7333 Whitepine Road	Chesterfield	VA
FP Chesterfield CDGH, LLC	Chesterfield Business Center C	7475-7499 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center D	7455-7471 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center G	7351-7357 Whitepine Road	Chesterfield	VA
	Chesterfield Business Center H	7341-7345 Whitepine Road	Chesterfield	VA
Enterprise Center I, LLC	15100 Enterprise Center Court	15100 Enterprise Center Court	Chantilly	VA
	4120 Lafayette Center Drive	4120 Lafayette Center Drive	Chantilly	VA
	15120 Enterprise Center Court	15120 Enterprise Center Court	Chantilly	VA
	4100 Lafayette Center Drive	4100 Lafayette Center Drive	Chantilly	VA
Gateway Manassas I, LLC	7401 Gateway Court	7401 Gateway Court	Manassas	VA
403 & 405 Glenn Drive, LLC	403 Glenn Drive	403 Glenn Drive	Sterling	VA
	405 Glenn Drive	405 Glenn Drive	Sterling	VA
FP Hanover C, LLC	Hanover Business Center C	303 Ashcake Road	Ashland	VA
FP Hanover D, LLC	Hanover Business Center D	305 Ashcake Road	Ashland	VA
Linden I, LLC	7633 Coppermine Drive	7633 Coppermine Drive	Manassas	VA
	7245 Coppermine Drive	7245 Coppermine Drive	Manassas	VA
FP Gude, LLC	400 E. Gude Drive	400 E. Gude Drive	Rockville	MD
	7300 Calhoun Place	7300 Calhoun Place	Rockville	MD
	7301 Calhoun Place	7301 Calhoun Place	Rockville	MD
	7362 Calhoun Place	7362 Calhoun Place	Rockville	MD
Newington Terminal Associates LLC	Newington, Bldg 1	8532 Terminal Road	Newington	VA
	Newington, Bldg 2	8533 Terminal Road	Newington	VA
	Newington, Bldg 3	8534 Terminal Road	Newington	VA
	Newington, Bldg 4	8535 Terminal Road	Newington	VA
	Newington, Bldg 5	8536 Terminal Road	Newington	VA
	Newington, Bldg 6	8538 Terminal Road	Newington	VA
	Newington, Bldg 7	8540 Terminal Road	Newington	VA
Landover Owings Mills, LLC	11421 Cronhill Drive	11421 Cronhill Drive	Owings Mills	MD
	11425 Cronhill Drive	11425 Cronhill Drive	Owings Mills	MD
	11431 Cronhill Drive	11431 Cronhill Drive	Owings Mills	MD
	11435 Cronhill Drive	11435 Cronhill Drive	Owings Mills	MD
FP Prosperity, LLC	Prosperity	2930-2942 Prosperity Avenue	Merrifield	VA

Schedule 2
Commitments

Lender	Commitment
KeyBank National Association 127 Public Square Cleveland, Ohio 44114	$50,000,000